UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.    )

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Filed by a party other than the Registrant [   ]

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[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]	Definitive Proxy Statement
[ ]	Definitive Additional Materials
[ ]	Soliciting Material under § 240.14a-12

STONE ENERGY CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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2014

Notice of Annual Meeting

and Proxy Statement

IMPORTANT VOTING INFORMATION

If you owned shares of our common stock at the close of business on March 26, 2014, you are entitled to one vote per share upon each matter presented at our 2014 annual meeting of stockholders to be held on May 22, 2014. Stockholders whose shares are held in an account at a brokerage firm, bank or other nominee (i.e., in “street name”) will need to obtain a proxy from the broker, bank or other nominee that holds their shares authorizing them to vote at the annual meeting.

Your broker is not permitted to vote on your behalf on the election of directors and other matters to be considered at the annual meeting, except on ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal 2014, unless you provide specific instructions by completing and returning the voting instruction form or following the instructions provided to you to vote your shares via telephone or the Internet. For your vote to be counted, you will need to communicate your voting decisions to your broker, bank or other nominee before the date of the annual meeting.

YOUR VOTE IS IMPORTANT

Your vote is important. Our board strongly encourages you to exercise your right to vote. Voting early helps ensure that we receive a quorum of shares necessary to hold the annual meeting.

QUESTIONS

If you have any questions about the proxy voting process, please contact the broker, bank or other nominee where you hold your shares. The Securities and Exchange Commission also has a website (www.sec.gov/spotlight/proxymatters.shtml) with more information about your rights as a stockholder. You also may contact our Investor Relations Department by phone at (337) 237-0410 or by e-mail at information@stoneenergy.com.

ATTENDING THE ANNUAL MEETING IN PERSON

Only stockholders of record or their legal proxy holders as of March 26, 2014 or our invited guests may attend the annual meeting in person. If you plan to attend the annual meeting in person, you must present a valid form of government-issued photo identification. If you wish to attend the annual meeting and your shares are held in street name with a broker, bank or other nominee, you will need to bring your notice or a copy of your brokerage statement or other documentation reflecting your stock ownership as of the record date for the meeting.

IMPORTANT NOTICE REGARDING THE INTERNET AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 22, 2014

The Notice of the 2014 Annual Meeting of Stockholders, the Proxy Statement for the 2014 Annual Meeting of Stockholders and the 2013 Annual Report to Stockholders (which includes the Annual Report on Form 10-K for the fiscal year ended December 31, 2013) of Stone Energy Corporation are available at http://www.edocumentview.com/SGY.

Stone Energy Corporation 625 E. Kaliste Saloom Road Lafayette, Louisiana 70508

Dear Fellow Stone Energy Corporation Stockholder:

You are cordially invited to attend the 2014 annual meeting of stockholders of Stone Energy Corporation, which will be held on May 22, 2014 at 10:00 a.m., local time, at our New Orleans office, which is located at 1100 Poydras Street, Suite 1050, New Orleans, Louisiana 70163. At the annual meeting, stockholders will be asked to elect our board of directors, ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal 2014 and hold an advisory vote to approve named executive officer compensation. The proxy statement included with this letter provides you with information about the annual meeting and the business to be conducted.

This year’s proxy statement demonstrates our ongoing commitment to simplify and more effectively communicate the matters to be considered at our upcoming annual meeting and the other information included in our proxy statement. This year, you will see several enhancements in how we present information to you about our director nominees, corporate governance practices and executive compensation policies and practices. We have attempted to improve the readability of our proxy statement by using easier to read columns and text throughout. We also have attempted to present information in a clearer fashion by using more bulleted lists, tables and graphics, and by grouping and ordering information so that it is easier to find within the proxy statement. In addition, we now include a proxy statement summary which appears immediately before the Notice of the 2014 Annual Meeting of Stockholders. This summary serves to highlight important information included elsewhere in the proxy statement. The Board and I believe that these changes reflect our ongoing commitment to make the information you are looking for easier to locate and review.

You will see that we also have continued to enhance the discussion and analysis of our executive compensation program on pages 28 to 50. Also, pages 12 through 18 and pages 68 and 69 of the proxy statement include detailed information about our director nominees and why we believe they are qualified to serve you.

We trust these enhancements to our proxy statement disclosures will aid your review of this important information. We are committed to maintaining a constructive and open dialogue with all of our stockholders, and we view these improvements to our annual proxy information as an important part of this commitment to you.

Thank you for your continued support of Stone Energy Corporation.

Very truly yours,

David H. Welch

Chairman, President and Chief Executive Officer

YOUR VOTE IS IMPORTANT. We urge you to read the proxy statement carefully. Whether or not you plan to attend the annual meeting, we ask that you vote as soon as possible.

i

Proposal 1:	Election of Directors	68
Proposal 2:	Ratification of the Appointment of the Independent Registered Public Accounting Firm	70
Proposal 3:	Advisory Vote to Approve Named Executive Officer Compensation	71

Communications, Stockholder Proposals and Other Company Information	72
Communications with Directors	72
Stockholder Proposals and Director Nominations	72
Householding of Proxy Materials	73
2013 Annual Report	73

ii

Proxy Statement Summary

This summary highlights information contained in the proxy statement. This summary does not contain all of the information you should consider, and you should read the entire proxy statement carefully before voting.

2014 Annual Meeting of Stockholders

Date:	May 22, 2014

Time:	10:00 a.m., local time

Place:	1100 Poydras Street, Suite 1050, New Orleans, Louisiana 70163

Record Date:	March 26, 2014

Agenda:	1. Election of 10 directors each to serve a term of one year

2. Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal 2014

3. Advisory vote to approve named executive officer compensation

4. Transaction of any other business that may properly come before the annual meeting or any adjournment or postponement thereof

Voting:	Stockholders as of the record date are entitled to vote. Each share of common stock is entitled to one vote for each director nominee and one vote for each of the proposals to be voted on.

Voting Matters and the Board’s Recommendation

The following table summarizes the items that will be brought for a vote of our stockholders at the annual meeting, along with the recommendation of our board of directors (“Board”) as to how stockholders should vote on each item.

Description		Board’s Recommendation
Proposal 1	Election of 10 director candidates nominated by the Board, each to serve a one-year term and until his or her successor has been elected and qualified	FOR
Proposal 2	Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal 2014	FOR
Proposal 3	Advisory vote to approve named executive officer compensation	FOR

In addition to these matters, stockholders may be asked to vote on such other business as may properly be brought before the annual meeting or any adjournment or postponement thereof.

Director Nominees

The Board is comprised of nine independent directors and our Chairman, who is also our President and CEO. The following table provides summary information about each director nominee, including whether the Board considers the nominee to be independent under the New York Stock Exchange’s independence standards. Each director is elected annually by a majority of votes cast.

Name	Age	Director Since	Independent	Positions/Committee Memberships
George R. Christmas	74	2003	Yes	C, NG
B. J. Duplantis	74	1993	Yes	C, R, NG
Peter D. Kinnear	67	2008	Yes	A, C, NG
David T. Lawrence	58	2013	Yes	A, R, NG
Robert S. Murley	64	2011	Yes	A, C, NG
Richard A. Pattarozzi	70	2000	Yes	LID, R, NG
Donald E. Powell	72	2008	Yes	A, NG
Kay G. Priestly	58	2006	Yes	A, R, NG
Phyllis M. Taylor	72	2012	Yes	C, R, NG
David H. Welch	65	2004	No	Chairman of the Board

A	Audit Committee
C	Compensation Committee
R	Reserves Committee
NG	Nominating and Governance Committee
LID	Lead Independent Director

Corporate Governance Highlights

Below are a number of our corporate governance highlights, including policies implemented and other governance achievements.

➢        Appropriately Sized Board (10 Members)

➢       9 out of 10 Directors are Independent

➢        Diverse Board Members (as to Gender, Experience and Skills)

➢       2 out of 10 Directors are Female; Awarded Corporate Governance Distinction of Gender Diverse Board for Fiscal 2013

➢        All Directors Are Elected Annually

➢        Adopted Majority Vote for Uncontested Election of Directors

➢       Board Operates with a Lead Independent Director

➢        Compensation Committee Engaged Independent Compensation Consultant During 2013 and 2014

➢       Independent Directors Routinely Meet Without Management Present

➢        All Board Committees Comprised Solely of Independent Directors

➢       Committee Authority to Retain Independent Advisors

➢        Audit Committee Members May Not Serve on More Than Three Public Company Audit Committees

➢       Four Audit Committee Financial Experts

➢        Non-Employee Directors Receive a Portion of Compensation in Equity

➢       Robust Stock Ownership and Retention Requirements for Executive Officers and Directors

➢        Directors Receive Orientation/Education Programs

➢       Robust Corporate Compliance Program

➢        Disclosure Committee for Financial Reporting

➢ Robust Director Nomination Process to Identify Talented and Diverse Board Members ➢ Board and Committees Conduct Annual Self-Evaluations	➢ “Say on Pay” Advisory Vote Conducted Annually ➢ Adopted Policy of No-Hedging of Company Stock ➢ No Poison Pill

2013 Executive Compensation Highlights

The cornerstone of our 2013 compensation program for our executives and all employees, regardless of level, is “pay-for-performance.” The program is designed to align the interests of our employees, including our Named Executive Officers, or “NEOs,” with those of our stockholders and to support both our short-term and long-term business objectives and the corporate values that we believe steer success. This approach allows us to pay our employees for delivering value to our stockholders while reducing overall compensation levels if we do not achieve our goals. Our compensation program discourages excessive risk by rewarding both short-term and long-term performance, maintains flexibility to respond to the dynamic and cyclical nature of our industry and allows us to be competitive in attracting, retaining and motivating our employees, including our leaders and other top-tier talent, in the highly competitive oil and gas industry.

Compensation decisions by our Compensation Committee and the Board in recognition of performance during 2013 and in response to its analysis of market data included the following:

•	2013 Total Direct Compensation, or “TDC,” for our CEO and our other NEOs as a group approximated the 75th percentile of our peer group, consistent with our standing (at the 79th percentile) versus our peer group in terms of relative total stockholder return, or “TSR,” performance (being the average of our one-year and three-year performance, weighted equally).

•	NEO annual cash incentive compensation earned for 2013 performance was paid out in 2014 at above the targeted amount for achievement of the stated business objectives and in recognition of our company’s overall performance in 2013.

•	NEO annual long-term equity incentive awards were made in the form of restricted share grants vesting over three years.

Because our stock performance relative to our peers is not determined until after year end, the base salary element of TDC for our NEOs is the only TDC element known prior to the end of our fiscal year. The annual cash incentive and the long-term equity incentive elements of TDC are determined and awarded in the first quarter of the following year (in this instance, in fiscal 2014). The table below provides a summary of the TDC earned by our NEOs for 2013 performance despite the actual date that the particular element of compensation may have been granted or paid. This presentation is in contrast to the Summary Compensation Table and the Grants of Plan Based Awards Table that reflect annual incentive/discretionary bonus and long-term incentive awards made during calendar year 2013 in recognition of 2012 performance, but do not reflect the awards made in calendar year 2014 in recognition of 2013 performance. Accordingly, in addition to the table below, we have added a column to the Summary Compensation Table labeled “TDC,” setting forth the total TDC earned by our NEOs for 2013 performance inclusive of the annual incentive/discretionary bonus and long-term incentive awards made in 2014 in recognition of 2013 performance.

Executive	2013 Salary	2013 Annual Incentive	2013 Discretionary Bonus	2013 Restricted Stock Grant (Granted March 2014)			Resulting Total Direct Compensation (TDC)
				Shares	Grant Price	Grant Value
D. Welch, CEO	$625,000	$894,000	$223,500	123,331	$35.94	$4,432,516	$6,175,016
K. Beer, CFO	375,000	448,000	112,000	46,188	35.94	1,659,997	2,594,997
J. Pierret	275,000	328,000	82,000	14,190	35.94	509,989	1,194,989
K. Seilhan	245,000	288,158	76,842	15,442	35.94	554,985	1,164,985
R. Toothman	275,000	327,273	92,727	17,807	35.94	639,984	1,334,984

Stockholder Outreach and Engagement Efforts

Our Board and its Compensation Committee take stockholder support of our executive compensation program very seriously. In 2011 and 2012, the first two years of our say-on-pay vote, our stockholders approved the resolution on our executive compensation with roughly 96% of the votes cast. While our 2013 stockholder vote continued to reflect a significant level of support at 67% of the votes cast in favor, we aspire to achieve the full support of our stockholders for our compensation program, which we believe pays for performance, enables talent attraction, retains top talent and closely aligns the interests of our executives with those of our stockholders.

In an effort to solicit and respond to feedback about our executive compensation program and to broaden the dialogue with our stockholders, we reached out to investors representing approximately 70% of our outstanding shares of common stock and had discussions with slightly more than 20% of the same. Through this engagement process, we determined that our stockholders desired a better understanding of the direct link between performance and the specific pay decisions made for our NEOs. Similarly, from these discussions we learned that our stockholders perceived a misalignment between the compensation awarded to our NEOs for 2012 performance and the performance of our stock in 2012 relative to our peers. We believe this perceived misalignment was due in part to a disconnect between our approach to pay and performance alignment and the manner in which we are required to disclose compensation:

•	Equity awards granted during calendar year 2012 and reported in our 2013 proxy filing were granted at a level intended to reflect our relative TSR performance through the end of 2011 (at the 75th percentile of our peer group).

•	In response to our lower relative TSR performance through the end of 2012, TDC for 2012 was targeted at the 40th percentile of the market. The Compensation Committee consequently approved equity grants in March 2013 that were below those granted in 2012. However, due to Securities and Exchange Commission executive compensation reporting rules, the Summary Compensation Table in our 2013 proxy statement reflected the larger equity awards for more favorable 2011 performance.

In this year’s 2014 proxy statement, we have endeavored to be clearer regarding our approach to pay and performance alignment, both as to our philosophy and our practices. In addition, as a result of discussions with our stockholders, we also made adjustments in several of our governance and compensation practices, including the following:

•

Majority Voting in Uncontested Director Elections: The Board amended our Bylaws to adopt majority voting in uncontested director elections (retaining plurality voting in contested elections), with an associated amendment to our Corporate Governance Guidelines to provide that if a director candidate does not receive a majority of the votes cast, the director will tender his or her resignation, to be accepted by the Board in the exercise of its business judgment.

•	Stock Retention Requirements: The Board amended our Stock Ownership Guidelines for our executive officers and directors to provide that, until an executive officer or director attains the stock retention guideline associated with his or her position, the officer or director is required to retain, and not sell or otherwise dispose of, not less than 75% of the net shares acquired through equity awards from the company.

•	Prohibition on Hedging: The Board adopted a policy prohibiting any executive officer of the company, including the NEOs, from hedging company stock.

Furthermore, certain related party transactions relating to the 2012 disclosure year were resolved in fiscal 2013 with John L. Laborde’s retirement from the Board in June 2013, and the son of our Lead Independent Director, Richard A. Pattarozzi, no longer being employed by one of our financial advisory firms.

We believe that stockholders will favorably view the changes we have made as a result of our ongoing outreach efforts. The changes are intended to improve our corporate governance and to maintain the strong, direct link between the compensation of our NEOs and our performance.

Stone Energy Corporation 625 E. Kaliste Saloom Road Lafayette, Louisiana 70508

Notice of the 2014 Annual Meeting of Stockholders

Meeting Date:         May 22, 2014

Meeting Time:        10:00 a.m., local time

Location:                1100 Poydras Street, Suite 1050, New Orleans, Louisiana 70163

Record Date:          March 26, 2014

Purposes of the 2014 annual meeting of stockholders:

(1)	To elect 10 director candidates nominated by the board of directors, each to serve a one-year term and until his or her successor has been elected and qualified;

(2)	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014;

(3)	To hold an advisory vote to approve named executive officer compensation; and

(4)	To transact such other business as may properly come before the annual meeting or any adjournment or postponement thereof.

Information relevant to these matters is set forth in the accompanying proxy statement.

The close of business on March 26, 2014 was fixed as the record date for the determination of stockholders entitled to receive notice of and to vote at the annual meeting or any adjournment or postponement thereof. Only our stockholders or their legal proxy holders as of the record date or our invited guests may attend the annual meeting in person.

Beginning on or about April 10, 2014, we mailed a Notice of Internet Availability of Proxy Materials to our stockholders containing instructions on how to access the proxy statement and vote online and made our proxy materials available to our stockholders over the Internet.

By Order of the Board of Directors,

Lisa S. Jaubert

Senior Vice President, General Counsel and Secretary

2014 PROXY STATEMENT

This proxy statement is furnished to you in connection with the solicitation by and on behalf of the board of directors (the “Board”) of Stone Energy Corporation (“we,” “our,” “company” or “Stone”) for use at the 2014 annual meeting of stockholders to be held on May 22, 2014 at 10:00 a.m., local time, at our New Orleans office located at 1100 Poydras Street, Suite 1050, New Orleans, Louisiana 70163, or at any adjournment or postponement thereof (the “Annual Meeting”).

Purposes of the Annual Meeting; Board Recommendations

The agenda for the Annual Meeting includes the following items:

Agenda Item		Board Recommends Vote
Proposal 1	Election of 10 director candidates nominated by the Board, each to serve a one-year term and until his or her successor has been elected and qualified	FOR
Proposal 2	Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal 2014	FOR
Proposal 3	Advisory vote to approve named executive officer compensation	FOR

Notice of Internet Availability of Proxy Materials

On or about April 10, 2014, we mailed a Notice of Internet Availability of Proxy Materials to our stockholders of record and beneficial owners who owned shares of our common stock at the close of business on March 26, 2014. The Notice of Internet Availability of Proxy Materials contained instructions on how to access the proxy materials and vote online. We have made these proxy materials available to you over the Internet or, upon your request, have delivered paper versions of these materials to you by mail, in connection with the solicitation of proxies by our Board for the Annual Meeting.

Choosing to receive your future proxy materials by e-mail will save us the cost of printing and mailing documents to you. If you choose to receive future proxy materials by e-mail, you will receive an e-mail next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by e-mail will remain in effect until you terminate it.

Voting Procedures

Record Date

At the close of business on March 26, 2014, the “Record Date” for the determination of stockholders entitled to receive notice of and to vote at the Annual Meeting, there were 50,414,082 shares of common stock outstanding, each share of which is entitled to one vote. Common stock is the only class of our outstanding securities entitled to receive notice of and to vote at the Annual Meeting.

Appointment of Proxy Holders

Our Board asks you to appoint David H. Welch, Richard A. Pattarozzi and B.J. Duplantis as your proxy holders (“Proxy Holders”) to vote your shares at the Annual Meeting. You make this appointment by using one of the voting methods described below.

Quorum and Discretionary Authority

The presence at the Annual Meeting of a majority of shares of our common stock issued and outstanding and entitled to vote, present in person or by proxy, is necessary to constitute a quorum in order to transact business at the Annual Meeting. Your shares are counted as present at the Annual Meeting if you attend the Annual Meeting and vote in person or if you properly return a proxy by Internet, telephone or mail. Abstentions and broker non-votes will be counted for purposes of establishing a quorum at the Annual Meeting.

If less than a quorum is represented at the Annual Meeting, the Chairman of the meeting or a majority of the issued and outstanding shares so represented may adjourn the Annual Meeting from time to time, and the Proxy Holders will vote the proxies they have been authorized at the Annual Meeting in favor of such an adjournment. In the event a quorum is present at the Annual Meeting but sufficient votes to approve any of the items proposed by our Board have not been received, the Chairman of the meeting or the Proxy Holders may propose one or more adjournments of the Annual Meeting to permit further solicitation of proxies. A stockholder vote may be taken on one or more of the proposals in this proxy statement prior to such adjournment if sufficient proxies have been received and it is otherwise appropriate.

Our Board does not know of any other matters that are to be presented for action at the Annual Meeting. However, if other matters properly come before the Annual Meeting, the proxies solicited by the Board will provide the Proxy Holders with the authority to vote on those matters and nominees in accordance with such persons’ discretion. Where a stockholder has appropriately specified how a proxy is to be voted, it will be voted by the Proxy Holders in accordance with the specification.

How to Vote Shares Registered in Your Name

If you own shares that are registered in your own name, you are a “registered stockholder” and you may attend the Annual Meeting and vote in person. You also may vote by proxy without attending the Annual Meeting in any of the following ways:

•	By Internet. You may submit a proxy electronically on the Internet by following the instructions provided in the Notice of Internet Availability of Proxy Materials. Please have the Notice of Internet Availability of Proxy Materials in hand when you log onto the website. Internet voting facilities will be available 24 hours a day, 7 days a week, and will close at 11:59 p.m., Eastern Time, on May 21, 2014.

•	By Telephone. If you request paper copies of the proxy materials by mail, you may submit a proxy by telephone using the toll-free number listed on the proxy card. Please have your proxy card in hand when you call. Telephone voting facilities will close and no longer be available on the date and time specified on the proxy card.

•	In Person. You may vote in person at the Annual Meeting by completing a ballot, which will be available at the Annual Meeting. Please note that attending the Annual Meeting without completing a ballot will not count as a vote.

•	By Mail. If you request paper copies of the proxy materials by mail, you may indicate your vote by completing, signing and dating your proxy card and returning it in the reply envelope provided.

For stockholders who have their shares voted by duly submitting a proxy by Internet, telephone or mail, the Proxy Holders will vote all shares represented by such valid proxies in accordance with the Board’s recommendations as set forth above, unless a stockholder appropriately specifies otherwise.

If you received more than one Notice of Internet Availability of Proxy Materials, your shares are likely registered in different names or with different addresses or are in more than one account. You must separately vote the shares shown on each Notice of Internet Availability of Proxy Materials that you receive in order for all of your shares to be voted at the Annual Meeting.

How to Vote Shares Held in “Street Name”

If you hold shares through a brokerage firm, trustee, bank, other financial intermediary or nominee (known as shares held in “street name”), you will receive from that broker, trustee, bank, financial intermediary or other nominee (the “intermediary”) a voting instruction form that will explain how to direct the voting of your shares through the intermediary, which may include the ability to provide voting instructions via the Internet or by telephone.

If your shares are held in street name through a brokerage firm that is a member of the New York Stock Exchange (“NYSE”) and you want to vote on any of the proposals to be submitted to a vote at the Annual Meeting (except as to Proposal 2), you MUST indicate how you wish your shares to be voted. The broker will vote shares held by you in street name in accordance with your voting instructions, as indicated on your signed voting instruction form or by the instructions you provide via the Internet or by telephone. Absent such instructions, the proxy submitted by the broker with respect to your shares will indicate that the broker is not able to cast a vote with respect to the matter, which is commonly referred to as a “broker non-vote.” Accordingly, if your shares are held in street name, it is important that you provide voting instructions to the broker or other intermediary so that your vote will be counted. Under NYSE rules, Proposal 2 would be considered a “routine matter,” and thus a broker would be permitted in its discretion to cast a vote on that proposal as to your shares in the event that you do not provide the broker with voting instructions.

If you hold shares in street name and wish to vote your shares in person at the Annual Meeting, you must first obtain a valid proxy from the intermediary. To attend the Annual Meeting in person (regardless of whether you intend to vote your shares in person at the Annual Meeting), you should follow the instructions under “Attending the Annual Meeting in Person” below.

If you received more than one voting instruction form, your shares are likely registered in different names or with different addresses or are in more than one account. You must separately follow the foregoing voting procedures for each voting instruction form that you receive in order for all of your shares to be voted at the Annual Meeting.

Revoking or Changing a Proxy

If you are a registered stockholder, you may revoke your proxy at any time before your shares are voted at the Annual Meeting by:

•	voting again through the Internet or by telephone prior to 11:59 p.m., Eastern Time on May 21, 2014;

•	requesting, completing and mailing in a new paper proxy card, as outlined in the Notice of Internet Availability of Proxy Materials;

•	voting in person at the Annual Meeting by completing a ballot; however, attending the Annual Meeting without completing a ballot will not revoke any previously submitted proxy; or

•	submitting a written notice of revocation to the Secretary of Stone Energy Corporation at 625 E. Kaliste Saloom Road, Lafayette, Louisiana 70508 no later than May 21, 2014.

If you are a street-name stockholder and you vote by proxy, you may change your vote by submitting new voting instructions to your broker, bank or other nominee in accordance with that entity’s procedures.

Required Vote and Method of Counting

Proposal 1. Election of Directors

To be elected, each nominee for election as a director must receive the affirmative vote of a majority of the votes of the shares of common stock cast on such nominee at the Annual Meeting. This means that a director nominee will be elected if the number of votes cast for that nominee’s election exceeds the number of votes cast against that nominee’s election. Broker non-votes and abstentions will not be counted as votes cast, and, accordingly, will not affect the outcome of the vote on this proposal.

Proposal 2. Ratification of the Appointment of the Independent Registered Public Accounting Firm

Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal 2014 requires the affirmative vote of a majority of the votes of the shares of common stock cast on this proposal at the Annual Meeting. Abstentions will not be counted as votes cast, and, accordingly, will not affect the outcome of the vote on this proposal.

Proposal 3. Advisory Vote to Approve Named Executive Officer Compensation

Approval of this proposal requires the affirmative vote of a majority of the votes of the shares of common stock cast on this proposal at the Annual Meeting. Abstentions and broker non-votes will not be counted as votes cast, and, accordingly, will not affect the outcome of the vote on this proposal. While this vote is required by law, it will neither be binding on our company or the Board nor will it create or imply any change in the fiduciary duties of, or impose any additional fiduciary duty on, our company or the Board. However, the views of our stockholders are important to us, and our Compensation Committee will take into account the outcome of the vote when considering future executive compensation decisions. We urge you to read the section entitled “Compensation Discussion and Analysis,” which discusses in detail how our executive compensation program implements our compensation philosophy.

Method and Cost of Soliciting and Tabulating Votes

The Board is providing these proxy materials to you in connection with the solicitation by the Board of proxies to be voted at the Annual Meeting. In addition to solicitation by mail, our officers, directors and employees may solicit proxies personally or by telephone, facsimile or electronic means. These officers, directors and employees will not receive any extra compensation for these services. In addition, we will make arrangements with brokerage houses, custodians, nominees and other fiduciaries to send proxy materials to the beneficial owners of our stock, and we will reimburse them for postage and clerical expenses. We will bear the costs of the solicitation, including the cost of the preparation, assembly, printing and, where applicable, mailing of the Notice of Internet Availability of Proxy Materials, the Notice of the 2014 Annual Meeting of Stockholders, this proxy statement, the proxy card and any additional information furnished by us to our stockholders.

Attending the Annual Meeting in Person

Only stockholders of record or their legal proxy holders as of the Record Date or our invited guests may attend the Annual Meeting in person. If you plan to attend the Annual Meeting in person, you must present a valid form of government-issued photo identification. If you wish to attend the

Annual Meeting and your shares are held in street name with a broker, bank or other nominee, you will need to bring your notice or a copy of your brokerage statement or other documentation reflecting your stock ownership as of the Record Date.

No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted at the Annual Meeting. No banners, signs, firearms or weapons will be allowed in the meeting room. We reserve the right to inspect all items entering the meeting room.

The Annual Meeting will be held at our New Orleans office, located at 1100 Poydras Street, Suite 1050, New Orleans, Louisiana 70163. For directions to the Annual Meeting, please see your Notice of Internet Availability of Proxy Materials.

Corporate Governance

General Overview

We are committed to good corporate governance. The Board has adopted several governance documents to guide the operation and direction of the Board and its committees, which include Corporate Governance Guidelines, a Code of Business Conduct and Ethics (which applies to all directors and employees, including the Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer) and charters for the Audit, Compensation, Nominating and Governance and Reserves Committees. Each of these documents is available on our website (www.stoneenergy.com), and stockholders may obtain a printed copy, free of charge, by sending a written request to Stone Energy Corporation, Attention: Secretary, 625 E. Kaliste Saloom Road, Lafayette, Louisiana 70508, facsimile number (337) 521-9880. We will also promptly post on our website any amendments to these documents and any waivers from the Code of Business Conduct and Ethics for our directors and principal executive, financial and accounting officers.

Our Board of Directors

During 2013, the Board held eight meetings. Each director attended at least 75% of the aggregate of all meetings of the Board and the standing committees on which he or she served during 2013. Directors are encouraged, but not required, to attend our annual meetings of stockholders, and all of our then current directors attended the 2013 annual meeting of stockholders.

To facilitate candid discussion by non-management directors, our non-management directors meet in executive sessions that are not attended by management in conjunction with each regular Board meeting. Mr. Pattarozzi presides over meetings of non-management directors and contributes to the agenda for each such meeting (the “Lead Director”). The Lead Director is chosen by the independent directors, and Mr. Pattarozzi was chosen as Lead Director in May 2012 in connection with the appointment of Mr. Welch as Chairman of the Board. For additional information about the role of our Lead Director and executive sessions of our non-management directors, please see “Board Leadership Structure” below.

Set forth below is biographical information regarding each of our directors. There are no family relationships between any of our directors and executive officers. In addition, there are no arrangements or understandings between any of our executive officers or directors and any other person pursuant to which any person was selected as a director or an executive officer, respectively.

George R. Christmas

Age 74

Director since 2003

Chairman of the Compensation Committee

Member of the Nominating and Governance Committee

Retired Lt. General George R. Christmas retired in 2011 as President and Chief Executive Officer of the Marine Corps Heritage Foundation, which directly supports the historical programs of the Marine Corps, preserves the history, traditions and culture of the Marine Corps, and educates Americans in its virtues. Retired Lt. Gen. Christmas graduated from the University of Pennsylvania with a bachelor of arts degree and then from Shippensburg University with a master of public administration degree. He served in the U.S. Marine Corps from 1962 to 1996, originally commissioned as a second lieutenant and rising to Brigadier General in 1988, Major General in 1991, and Lieutenant General in 1993 as Commanding General, I Marine

Expeditionary Force, Camp Pendleton, California. Lt. General Christmas’s personal decorations and medals include the Navy Cross, Defense Distinguished Service Medal, Navy Distinguished Service Medal, Defense Superior Service Medal, Purple Heart, Meritorious Service Medal and three gold stars in lieu of consecutive awards, the Army Commendation Medal, and the Vietnamese Cross of Gallantry with palm. He previously served as a consultant or advisor to various entities, including Wexford Group International, Northrup Gruman Space & Mission Systems Corporation, Marine Corps Heritage Foundation, RAND Corporation and HARRIS Corporation. Retired Lt. General Christmas presently serves as an advisor to the Marine Corps Heritage Foundation; as Member, Advisory Board, to the Florence & Robert A. Rosen Family Wellness Center for Law Enforcement and Military; as Chairman, Board of Directors, for Center House Association; as Marine Corps Senior Advisor for the Department of Defense Commemoration of the 50th Anniversary of the Vietnam War; as Witness to the War Advisory Board; as Member of the Stafford County Virginia Armed Services Memorial Commission; and as Trustee of the Stafford Hospital Foundation.

B. J. Duplantis

Age 74

Director since 1993

Chairman of the Nominating and Governance Committee

Member of the Compensation and Reserves Committees

Mr. Duplantis is a senior partner with the law firm of Gordon, Arata, McCollam, Duplantis & Eagan, having joined the firm in 1982, with a practice focused on the oil and gas industry. Prior to joining the law firm, Mr. Duplantis served in the legal department of The Superior Oil Company from 1979 to 1982 and previously was employed by Shell Oil Company, where he served in various engineering and management capacities over 10 years in Louisiana, Texas, California and New York, and also as a member of its legal department from 1971 to 1978. Mr. Duplantis graduated from Louisiana State University with a bachelor of science degree in petroleum chemical engineering and from Loyola University with a Juris Doctor degree.

In addition to his several professional affiliations, Mr. Duplantis has served on the Louisiana State Office of Conservation Intrastate Pipelines Ad Hoc Committee, the Louisiana State Office of Conservation Committee on Revision of Rules of Procedure, and the Advisory Committee for the Louisiana State Commissioner’s Office of Conservation, and is a former board member of Holy Cross College, New Orleans, Louisiana.

Peter D. Kinnear

Age 67

Director since 2008

Member of the Audit, Compensation and Nominating and Governance Committees

Mr. Kinnear held numerous management, operations and marketing roles with FMC Technologies, Inc. and FMC Corporation, both leading providers of technology services to the energy industry, starting in 1971 and retiring from FMC Technologies, Inc. in 2011. Mr. Kinnear served as Chief Executive Officer from March 2007 through February 2011 of FMC Technologies, Inc., and previously as President from March 2006 through April 2010, and Chief Operating Officer from March 2006 through March 2007. Mr. Kinnear received a bachelor’s degree in chemical engineering from Vanderbilt University and an MBA from University of Chicago.

In addition to serving as trustee or director of various non-public entities, including The Petroleum Equipment Suppliers Association, the Business Council, and Spindletop International, Mr. Kinnear previously served on the board of directors of Tronox Incorporated from November 2005 to December 2010, and as FMC Technologies, Inc.’s Chairman of the Board from October 2008 through October 2011. Mr. Kinnear presently serves on the board of directors of Superior Energy Services, Inc. (member of the audit and corporate governance committees).

David T. Lawrence

Age 58

Director since October 2013

Member of the Audit, Reserves and Nominating and Governance Committees

Mr. Lawrence has extensive global experience across the upstream business. He served as Executive Vice President Exploration and Commercial for Shell Upstream Americas and Functional Head of Global Exploration for Shell worldwide from June 2009 until retiring from this position in April 2013. His responsibilities included exploration, acquisitions, divestments, new business development, LNG, Gas to Liquids and wind energy in the Americas. Prior roles included Executive Vice President Global Exploration and Executive Vice President Investor Relations for Royal Dutch Shell based in The Hague and London, respectively, and Vice President Exploration and Development for Shell Exploration and Production Company in the United States. Mr. Lawrence began his career with Shell in Houston in 1984 in the Global Geology research section working on the Gulf of Mexico and early exploration concepts of the Deepwater. In his subsequent 29 years with Shell, he conducted business in more than 40 countries around the globe.

Mr. Lawrence has held numerous leadership roles in industry and civic organizations. He currently serves as a Trustee Associate of the American Association of Petroleum Geologists Foundation, and he has served on the National Ocean Industry Association as Membership Chair and as a past commissioner on the Aspen Institute commission on Arctic Climate Change. He was a member of the American Petroleum Institute Upstream Committee, where he helped lead efforts to establish the Center for Offshore Safety and was the chairman of the European Association of Geologists and Engineers (EAGE) Annual Meeting in Amsterdam in 2008. Mr. Lawrence is the author of numerous technical articles, is a recipient of the Meritorious Service Award from the American Petroleum Institute, and received the Wallace Pratt Memorial Award for best paper in the American Association of Petroleum Geologists bulletin. Mr. Lawrence received his Ph.D. in Geology and Geophysics from Yale University in 1984 and his B.A. in Geology from Lawrence University in 1977.

Robert S. Murley

Age 64

Director since 2011

Member of the Audit, Compensation and Nominating and Governance Committees

Mr. Murley is a Senior Advisor to Credit Suisse, LLC, having been employed by Credit Suisse and its predecessors from 1975 to April 2012. In 2005, he was appointed Chairman of Investment Banking in the Americas, serving in that position until April 2012. Prior to that time, Mr. Murley headed the Global Industrial and Services Group within the Investment Banking Division, as well as the Chicago investment banking office. He was named a Managing Director in 1984 and appointed a Vice Chairman in 1998. Mr. Murley received a bachelor of arts degree from Princeton University, a MBA from the UCLA Anderson School of Management and a master of science degree in International Economics from the London School of Economics.

Mr. Murley has been a director of Apollo Education Group since June 2011 (Chairman of the audit, finance and special litigation committees, and member of the nominating and governance committee). He also serves as a Trustee of Princeton University, is Chairman of the Board of the Educational Testing Service in Princeton, New Jersey, is Vice Chairman of the Board of the Ann & Robert Lurie Children’s Hospital of Chicago, is a Trustee of the Museum of Science & Industry in Chicago, Illinois, and is a member of the Board of Overseers of the UCLA Anderson School of Management.

Richard A. Pattarozzi

Age 70

Director since 2000

Lead Independent Director

Member of the Reserves and Nominating and Governance Committees

Mr. Pattarozzi served as Vice President of Shell Oil Company from March 1999 until his retirement in January 2000, having worked for Shell Oil Company for over 33 years, from 1966 to 2000, in the United States, both onshore and in the Gulf of Mexico. He also served as President and Chief Executive Officer for both Shell Deepwater Development, Inc. and Shell Deepwater Production, Inc. from 1995 until 1999, and previously was appointed General Manager of Shell’s Deepwater Production Division in

April 1991 and General Manager of Shell’s Deepwater Exploration and Production Division in October 1991. Mr. Pattarozzi graduated from the University of Illinois with a civil engineering degree.

Mr. Pattarozzi presently serves on the board of directors of FMC Technologies, Inc. (member of the compensation and nominating and governance committees) and Tidewater Inc. (“Tidewater”) (as independent Chairman of the Board), both public companies, as well as on the board of directors of Environmental Drilling Solutions, a private company. Mr. Pattarozzi is a former director of Superior Energy Services, Inc. and Global Industries, Ltd., which merged with Technip in December 2011. Mr. Pattarozzi also serves on the board of trustees of the U.S. Army War College Foundation and is a past Trustee of the National World War II Museum, Inc. and past Chairman of the Offshore Energy Center and also of the United Way in New Orleans, Louisiana.

Donald E. Powell

Age 72

Director since 2008

Member of the Audit and Nominating and Governance Committees

Mr. Powell served as the Federal Coordinator of Gulf Coast Rebuilding from November 2005 until March 2008, and he received the Presidential Citizens Medal in 2008 from President George W. Bush. Mr. Powell was the 18th Chairman of the Federal Deposit Insurance Corporation, where he served from August 2001 until November 2005. Mr. Powell previously served as President and Chief Executive Officer of the First National Bank of Amarillo, where he started his banking career in 1971. Mr. Powell graduated from West Texas State University with a bachelor of science degree in economics and is a graduate of The Southwestern Graduate School of Banking at Southern Methodist University.

Mr. Powell currently serves as a director of QR Energy, LP (member of the audit and compensation committees and Chairman of the conflicts committee), and formerly served as a director of Bank of America Corporation and Merrill Lynch International (United Kingdom) (retiring in May 2013 from both). He also has served on the boards of several non-public, civic and charitable organizations, including as Chairman of the Board of Regents of the Texas A&M University System, Advisory Board Member of the George Bush School of Government and Public Service and Chairman of the Amarillo Chamber of Commerce, the City of Amarillo Housing Board and the High Plains Baptist Hospital and Harrington Regional Medical Center in Amarillo, Texas.

Kay G. Priestly

Age 58

Director since 2006

Chairman of the Audit Committee

Member of the Reserves and Nominating and Governance Committees

Ms. Priestly is the Chief Executive Officer and a director of Turquoise Hill Resources Ltd., an international mining company focused on copper, gold and coal in the Asia Pacific region. From 2008 until her appointment as CEO of Turquoise Hill in 2012, she was Chief Financial Officer of Rio Tinto Copper (a division of the Rio Tinto Group – Rio Tinto plc and Rio Tinto Limited). From 2006 to 2008, she was Vice President, Finance and Chief Financial Officer of Rio Tinto’s Kennecott Utah Copper operations. Ms. Priestly served as Vice President, Risk Management and General Auditor for Entergy Corporation, an integrated energy company engaged primarily in electric power production and retail distribution operations, from 2004 to 2006. Ms. Priestly previously spent over 24 years with global professional services firm Arthur Andersen, where she provided tax and consulting services to global companies in the energy and mining sectors. While at Andersen, she was a member of the global energy team, served as managing partner of the New Orleans office from 1997 to 2000, and was a member of Andersen’s global executive team from 2001 to 2002.

Ms. Priestly currently serves as chairman of the board of directors of SouthGobi Resources Ltd., and formerly served as a director of Palabora Mining Company Limited.
Phyllis M. Taylor Age 72 Director since 2012 Chairman of the Reserves Committee Member of the Compensation and Nominating and Governance Committees

Ms. Taylor is the Chairman and Chief Executive Officer of Taylor Energy Company LLC and Chief Executive Officer of Endeavor Enterprises LLC. Ms. Taylor is a graduate of Tulane University School of Law in New Orleans, and she served as a law clerk for the Supreme Court of Louisiana and subsequently served as in-house counsel for private energy companies. Ms. Taylor also serves as Chairman and President of the Patrick F. Taylor Foundation and on the Iberia Bank Advisory Board.

Ms. Taylor serves as a member of the New Orleans Business Council, the Education Commission of the States, the Congressional Medal of Honor Foundation, the Smithsonian National Board, the Catholic Leadership Institute National Advisory Board, Capital Campaign Chair of the Greater New Orleans Foundation, the Tulane University Board of Trustees, the Xavier University Board of Trustees and the New Orleans Ballet Association.

David H. Welch Age 65 Director since 2004 Chairman of the Board

Mr. Welch has served as the President and Chief Executive Officer of Stone since April 2004 and has served as Chairman of the Board since May 2012. Prior to joining our company in 2004, he worked for BP Amoco or its predecessors for 26 years, where his final role was Senior Vice President, BP America Inc. Mr. Welch has an engineering degree from Louisiana State University and a doctoral degree in engineering and economics from Tulane University. He has completed the Harvard Business School advanced management program and executive development programs at Stanford Business School and at Cambridge University.

Mr. Welch serves as a director of Iberia Bank (member of the compensation committee and Chairman of the enterprise risk committee). Mr. Welch has served as Chairman of the Offshore Energy Center, Chairman of the Greater Lafayette Chamber of Commerce and 2011 Chairman of the United Way in Acadiana. He currently serves as an executive director of the National Ocean Industries Association, a trustee of The Nature Conservancy of Louisiana, a director of the Offshore Energy Center, a director of Louisiana Association of Business and Industry, a director of the Upper Lafayette Economic Development Foundation and on the Lafayette Central Park board.

Director Independence Determinations

Our Corporate Governance Guidelines provide that a majority of our Board will consist of independent directors. Only directors who have been determined to be independent serve on our Audit Committee, Compensation Committee, Nominating and Governance Committee and Reserves Committee.

Rather than adopting categorical standards, the Board assesses director independence on a case-by-case basis, in each case consistent with applicable legal requirements and the independence standards adopted by the NYSE. None of the non-employee directors were disqualified from “independent” status under the objective NYSE listing standards. Based on information provided by the directors and after reviewing all relationships each director has with Stone, including charitable contributions we make to organizations where our directors serve as board members, the Board has affirmatively determined that none of its non-employee directors have a material relationship with Stone and therefore each is independent as defined by the current listing standards of the NYSE. In making its independence determinations, the Board took into account the relationships and recommendations of the Nominating and Governance Committee as described below, as well as the transactions discussed under “Certain Relationships and Related Transactions—Related Party Transactions.” In addition, during 2013, we engaged Tidewater in connection with our oil and gas exploration, development and production activities and paid Tidewater $107,454 for such engagement. Mr. Pattarozzi is a member of the board of directors of Tidewater (serving as Tidewater’s independent Chairman). The Nominating and Governance Committee made a determination that the Tidewater relationship did not preclude the independence of Mr. Pattarozzi. Mr. Welch, our Chairman, President and CEO, is not considered by the Board to be an independent director because of his employment with us.

Board Leadership Structure

The Board’s leadership structure does not separate the CEO and Chairman of the Board positions. The Board retains the authority to modify this structure to best address our unique circumstances as and when appropriate, and it is possible that the Board may decide to separate the CEO and Chairman of the Board positions in the future.

The Board believes that there is no single, generally accepted approach to providing Board leadership and that each of the possible leadership structures for a board must be considered in the context of the individuals involved and the specific circumstances facing a company as the right leadership structure may vary as circumstances change. The Board currently is of the view that it is in Stone’s best interest for its CEO to also serve as the Board’s Chairman and to have an independent Lead Director selected by the Board. The Board believes this arrangement permits a clear, unified strategic vision that ensures alignment between the Board and management, provides clear leadership, helps ensure accountability for performance, and is efficient and cost effective for the size of our company.

Mr. Welch serves as our President and CEO as well as Chairman of the Board. As the director most familiar with our business and industry, having primary responsibility for managing Stone’s day-to-day operations, and most capable of effectively identifying strategic priorities, he is best positioned to lead the Board through reviews of key business and strategic issues. The role of our Chairman is to run the Board and ensure Board effectiveness. This includes working with the Lead Director and others to set the Board’s agenda, provide clear, accurate and timely information to the Board, manage Board meetings to allow time for discussion of complex issues and promote active participation by all Board members.

Mr. Pattarozzi was selected by the Board, upon a recommendation from the Nominating and Governance Committee, to serve as the Lead Director for meetings of the non-management directors held in executive session. The role of the Lead Director includes:

•	presiding at all meetings of the Board at which the Chairman is not present, including executive sessions of the non-management directors;

•	serving as liaison between the Chairman and the independent directors and among the independent directors;

•	assuring the full flow of information to the Board;

•	contributing to meeting agendas for the Board and for executive sessions;

•	authority to call meetings of the independent directors;

•	receiving and addressing stockholder communications directed to the Lead Director; and

•	if requested by major stockholders, ensuring that he is available for consultation and direct communication.

The designation of a Lead Director is subject to annual review by the Nominating and Governance Committee and the Board.

Whenever the Nominating and Governance Committee (which is comprised of all of our independent directors) meets in executive session, there is a meeting solely of our independent directors. In these executive sessions, the independent directors deliberate on matters such as corporate governance, board structure, succession planning and the performance of the CEO, among others.

Committees of the Board

As of the date of this proxy statement, our Board has the following four separately designated standing committees. The membership and purposes of each of the committees are described below. Each of the committees operates under a written charter adopted by the Board. The Board appoints members to its various committees at its regularly scheduled meeting each May.

Audit Committee
PURPOSES: • Assist the Board in monitoring: • The integrity of the financial statements	NUMBER OF MEETINGS IN FISCAL 2013: 8

of the company

•      The independent registered public accounting firm’s qualifications, independence and performance

•      The effectiveness and performance of the company’s internal audit function and independent public accountants

•      The compliance by the company with legal and regulatory requirements

COMMITTEE MEMBERS: Peter D. Kinnear (F, I) David T. Lawrence (I) Robert S. Murley (F, I) Donald E. Powell (F, I) Kay G. Priestly (C, F, I)

Compensation Committee
PURPOSES: • Review, evaluate and approve the agreements, plans, policies and programs of	NUMBER OF MEETINGS IN FISCAL 2013: 7

the company to compensate the company’s officers and directors

•      Oversee the company’s plans, policies and programs to compensate the company’s employees

•      Review and discuss with the company’s management the Compensation Discussion and Analysis (“CD&A”) to be included in the company’s proxy statement for its annual meeting of stockholders, and determine whether to recommend to the Board that the CD&A be included in the proxy statement, in accordance with applicable rules and regulations

•      Produce the Compensation Committee Report as required by Item 407(e)(5) of Regulation S-K for inclusion in the company’s proxy statement, in accordance with applicable rules and regulations

•      Otherwise discharge the Board’s responsibilities relating to the compensation of the company’s officers and directors

COMMITTEE MEMBERS: George R. Christmas (C, I) B. J. Duplantis (I) Peter D. Kinnear (I) Robert S. Murley (I) Phyllis M. Taylor (I)

Nominating and Governance Committee
PURPOSES: • Assist the Board by identifying individuals qualified to become Board members, and	NUMBER OF MEETINGS IN FISCAL 2013: 5

recommend to the Board the director nominees for the next annual meeting of stockholders or for appointment to fill vacancies on the Board

•     Recommend to the Board the Corporate Governance Guidelines applicable to the company

•     Lead the Board in the annual review of the performance of the Board and its committees, and of management

•     Recommend to the Board director nominees for each committee

•     Advise the Board and make recommendations regarding appropriate corporate governance practices and assist the Board in implementing those practices, all in accordance with the company’s Corporate Governance Guidelines

COMMITTEE MEMBERS:

George R. Christmas (I)

B. J. Duplantis (C, I)

Peter D. Kinnear (I)

David T. Lawrence (I)

Robert S. Murley (I)

Richard A. Pattarozzi (I)

Donald E. Powell (I)

Kay G. Priestly (I)

Phyllis M. Taylor (I)

Reserves Committee
PURPOSES: • Assist the Board in monitoring: • The integrity of the reserve estimates and	NUMBER OF MEETINGS IN FISCAL 2013: 5

related disclosures of same by the company

•     The qualifications, performance and independence of the independent reservoir engineers and training of the company’s internal reservoir engineers, geologists and geophysicists

•     Hydrocarbon reserve matters as deemed necessary or appropriate in the interest of the company and its stockholders

COMMITTEE MEMBERS: B. J. Duplantis (I) David T. Lawrence (I) Richard A. Pattarozzi (I) Kay G. Priestly (I) Phyllis M. Taylor (C, I)

C	Chair of the Committee
F	Audit Committee Financial Expert as defined under Securities and Exchange Commission (“SEC”) rules
I	Satisfies the NYSE’s definitions of independent director, as determined by the Board

Compensation Committee Processes

The Compensation Committee is appointed by the Board to discharge the Board’s responsibilities relating to the compensation of our officers and other employees.

The Compensation Committee annually reviews and approves corporate goals and objectives relevant to executive officer compensation, evaluates the executive officers’ performance in light of those goals and objectives and recommends to the Board the compensation levels of the CEO and the other NEOs based on this evaluation. The Compensation Committee annually reviews and approves, and recommends to the Board for approval and ratification, for the CEO, the executive officers and any other person whose total compensation is reasonably likely to equal or exceed the total compensation of any member of senior management: (1) the TDC level, including each element of TDC, being the annual base salary level, the annual cash incentive opportunity level and the long-term equity incentive opportunity level, (2) employment agreements, severance arrangements and change in control agreements/provisions, in each case as, when and if appropriate, and (3) any special or supplemental benefits, including any perquisites.

The Compensation Committee also has overall responsibility for approving and evaluating the annual employee incentive compensation plan amount as well as our director and officer compensation plans, policies and programs and has the authority to make grants pursuant to these plans. Members of the Compensation Committee are not eligible to participate in any of the plans that they administer under the 2009 Amended and Restated Stock Incentive Plan (the “Stock Incentive Plan”). However, the Board has the authority to grant discretionary awards of restricted stock to non-employee directors pursuant to the Stock Incentive Plan.

Please see “Compensation Discussion and Analysis” for additional information on the roles of the Compensation Committee, compensation consultant and our management team in determining the form and amount of executive compensation.

The Board’s Role in Risk Oversight

The Board is responsible for overseeing our company’s management of risk. The Board strives to effectively oversee our enterprise-wide risk management in a way that balances managing risks while enhancing the long-term value of our company for the benefit of our stockholders. The Board understands that its focus on effective risk oversight is critical to setting our company’s tone and culture towards effective risk management. To administer its oversight function, the Board seeks to understand our company’s risk philosophy by having regular discussions with management to establish a mutual understanding of our company’s overall appetite for risk. The Board maintains an active dialogue with management about existing risk management processes and how management identifies, assesses and manages our most significant risk exposures, including market risk, liquidity risk, reputational risk, commodity price risk, operational risk, hurricane risk, safety risk, cybersecurity risk, compliance risk and legal risk. The CEO is considered to be our chief risk officer, being ultimately responsible for day-to-day operations, and is primarily responsible for instituting risk management practices that are consistent with our overall business strategy and risk profile. The Board expects, and receives, frequent updates from the CEO and other members of our management team about our most significant risks so as to enable it to evaluate whether management is responding appropriately. For example, senior management attends Board meetings and is available to address any questions or concerns raised by our Board on risk management-related and any other matters. In addition, our Board receives presentations from senior management on strategic matters involving our operations.

The Board relies on each of its committees to help oversee the risk management responsibilities relating to the functions performed by such committees. For example, the Audit Committee considers risks related to financial reporting such as overseeing our internal controls and interacting with our independent public accounting firm at least quarterly. The Compensation Committee oversees our compensation practices in order that they do not encourage unnecessary and excessive risk taking by management. In addition, the Reserves Committee monitors the integrity of our reserve estimates and related disclosures, while the Nominating and Governance Committee oversees risks relating to our corporate compliance programs and assists the Board and management in promoting an organizational culture that encourages commitment to ethical conduct and a commitment to compliance with the law. Each of the Board’s committees reports regularly to the Board on risk-related matters within its responsibilities.

The Board believes that the combination of these practices provides integrated insight into our management of risks.

Consideration of Director Nominees

Stockholder Nominees

Our Nominating and Governance Committee will consider all properly submitted stockholder recommendations of candidates for election to the Board. Our Bylaws permit stockholders to nominate candidates for election to the Board provided that such nominees are recommended in writing pursuant to the procedures described below under “Communications, Stockholder Proposals and Other Company Information—Stockholder Proposals and Director Nominations.” In evaluating the recommendations of stockholders for director nominees, as with all other possible director nominees, our Nominating and Governance Committee will address the membership criteria set forth below under “Director Criteria, Qualifications, Experience and Diversity.” There have been no material changes in the procedures by which stockholders may recommend director nominees.

Identifying and Evaluating Nominees for Directors

Our Nominating and Governance Committee is responsible for leading the search for individuals qualified to serve as directors and for recommending to the Board nominees as directors to be presented for election at meetings of the stockholders or of the Board. Our Nominating and Governance Committee evaluates candidates for nomination to the Board, including those recommended by stockholders, and conducts appropriate inquiries into the backgrounds and qualifications of possible candidates. Our Nominating and Governance Committee may retain outside consultants to assist in identifying director candidates in its sole discretion, but it did not engage any outside consultants in connection with selecting the nominees for election at the Annual Meeting. Stockholders may recommend possible director nominees for consideration by our Nominating and Governance Committee as indicated above. None of our stockholders recommended director nominees for election at the Annual Meeting. The Nominating and Governance Committee does not intend to alter the manner in which it evaluates candidates based on whether the candidate is recommended by a stockholder or not.

We do not have a formal policy to consider diversity in identifying director nominees, but our Nominating and Governance Committee does take into account certain diversity considerations, which are described below. The Board considers itself to be well diversified due to its members’ differences in viewpoint on many issues, professional experience, education and general backgrounds, while also having the requisite business and oil and gas industry experience to perform its oversight role satisfactorily for our stockholders.

Director Criteria, Qualifications, Experience and Diversity

Our Corporate Governance Guidelines contain qualifications that apply to director nominees recommended by our Nominating and Governance Committee. All candidates must possess the requisite skills and characteristics the Board deems necessary. In addition to an assessment of a director’s qualification as independent, the Nominating and Governance Committee considers integrity, honesty, age, skills and experience in the context of the needs of the Board as to the long-term corporate needs for new and supplemental board expertise. The Nominating and Governance Committee believes that the Board should include appropriate expertise and reflect gender, cultural and geographical diversity, in light of the entire Board’s current composition. In addition, the Board looks for recognized achievement and reputation, an ability to contribute to specific aspects of our activities and the willingness to commit the time and effort required, including attendance at Board meetings and committee meetings of which he or she is a member.

Certain Relationships and Related Transactions

Policies and Procedures

The Nominating and Governance Committee Charter provides that the Nominating and Governance Committee periodically reviews all transactions that would require disclosure under Item 404(a) of Regulation S-K (each, a “Related Person Transaction”) and makes a recommendation to the Board regarding the initial authorization or ratification of any such transaction. In accordance with such policies and procedures, each officer and director must complete a directors and officers questionnaire each year that solicits information concerning transactions with related persons. Additionally, each quarter, the Nominating and Governance Committee asks each director whether any issues have arisen concerning independence, transactions with related persons or conflicts of interest. To the extent that a transaction or a possible transaction with a related person exists, the Nominating and Governance Committee determines whether the transaction should be approved or ratified and makes its recommendation to the Board. In determining whether or not to recommend the initial approval or ratification of a Related Person Transaction, the Nominating and Governance Committee considers all of the relevant facts and circumstances available to the committee, including (if applicable) but not limited to:

•	whether there is an appropriate business justification for the transaction;

•	the benefits that accrue to Stone as a result of the transaction;

•	the terms available to unrelated third parties entering into similar transactions;

•	the impact of the transaction on a director’s independence (in the event the related person is a director, an immediate family member of a director or an entity in which a director is a partner, stockholder or executive officer);

•	the availability of other sources for comparable products or services;

•	whether it is a single transaction or a series of ongoing, related transactions; and

•	whether entering into the transaction would be consistent with our Code of Business Conduct and Ethics.

In the event that the Board considers ratification of a Related Person Transaction and determines not to so ratify, management makes all reasonable efforts to cancel or annul such transaction.

Related Party Transactions

In November 2013, Stone completed its public offering of $475 million aggregate principal amount of 7.5% Senior Notes due 2022 (the “Senior Notes”). Participating in this transaction as underwriters and initial purchasers were Merrill Lynch, Pierce, Fenner & Smith Incorporated (38%), which is an affiliate of Bank of America, Barclays Capital Inc. (38%) and Wells Fargo Securities, LLC (4%). Participating as co-managers on this transaction were Tudor, Pickering, Holt & Co. Securities, Inc. (3%), IBERIA Capital Partners L.L.C. (2%), and seven other investment banking firms. Donald E. Powell was a member of the board of directors of Bank of America until his resignation in May 2013, David H. Welch is a member of the board of directors of IberiaBank Corporation, and a son of Richard A. Pattarozzi was employed as a financial analyst by Tudor, Pickering, Holt & Co. until May 2013. Because the interests of Messrs. Powell and Welch arose only from their positions as directors of Bank of America and IberiaBank, respectively, they are not deemed to have a material indirect interest in this transaction. Tudor, Pickering, Holt & Co. received $228,550 in November 2013 for its participation in this transaction. The Board has determined that Mr. Pattarozzi is independent and, subsequent to May 2013, Mr. Pattarozzi was appointed to the Nominating and Governance Committee.

In 2013, we utilized the services of FMC Technologies, Inc., which is a leading global provider of technology solutions for the energy industry, particularly subsea, and we paid FMC Technologies, Inc. $2,008,974 for those services. Richard A. Pattarozzi is a member of the board of directors of FMC Technologies, Inc. Because the interests of Mr. Pattarozzi arise only from his position as a director of FMC Technologies, Inc., he is not deemed to have a material indirect interest in these transactions.

In 2013, we utilized the services of Superior Energy Services, Inc. (and affiliated companies), which is a leading provider of specialized oilfield services and equipment used throughout the economic life cycle of oil and gas wells, and we paid Superior Energy Services, Inc. $1,521,108 for those services and equipment. Peter A. Kinnear is a member of the board of directors of Superior Energy Services, Inc. Because the interests of Mr. Kinnear arise only from his position as a director of Superior Energy Services, Inc., he is not deemed to have a material indirect interest in these transactions.

Audit Committee Report

The Audit Committee of the Board of Directors (the “Board”) of Stone Energy Corporation (“Stone”) assists the Board in monitoring (1) the integrity of the financial statements of Stone; (2) the independent registered public accounting firm’s qualifications, independence and performance; (3) the effectiveness and performance of Stone’s internal audit function and independent public accountants; and (4) the compliance by Stone with legal and regulatory requirements.

The Board has determined that each of the members of the Audit Committee satisfies the standards of independence established under the Securities and Exchange Commission’s (“SEC”) rules and regulations and listing standards of the New York Stock Exchange. The Board has further determined that each of the members of the Audit Committee is financially literate and that each of Ms. Priestly and Messrs. Kinnear, Murley and Powell is an “audit committee financial expert” as defined by the rules and regulations of the SEC.

In connection with our consolidated financial statements for the year ended December 31, 2013, the Audit Committee has:

•	reviewed and discussed the audited consolidated financial statements contained in Stone’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013 with management;

•	approved the appointment of Ernst & Young LLP to serve as Stone’s independent registered public accounting firm for the fiscal year ending December 31, 2014;

•	discussed with Stone’s independent registered public accounting firm, Ernst & Young LLP, the matters required to be discussed by Auditing Standard No. 16; and

•	received the written disclosures and the letter from Ernst & Young LLP as required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and discussed with Ernst & Young LLP its independence from Stone and its management.

Based on the review and discussions with Stone’s management and independent registered public accounting firm, as set forth above, the Audit Committee recommended to Stone’s Board that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, for filing with the SEC.

Audit Committee,

Kay G. Priestly - Chairman
Peter D. Kinnear
David T. Lawrence
Robert S. Murley
Donald E. Powell

Executive Officers

The following table sets forth information regarding the names, ages (as of March 26, 2014) and positions held by each of our executive officers, followed by biographies describing the business experience of our executive officers for at least the past five years. Our executive officers serve at the discretion of our Board.

Name	Age	Position
David H. Welch	65	Chairman of the Board, President and Chief Executive Officer
Kenneth H. Beer	56	Executive Vice President and Chief Financial Officer
Kevin G. Hurst	54	Vice President – GOM Shelf/Deep Gas
Lisa S. Jaubert	58	Senior Vice President, General Counsel and Secretary
John J. Leonard	54	Vice President – Exploration
E. J. Louviere	65	Senior Vice President – Land
J. Kent Pierret	58	Senior Vice President, Chief Accounting Officer and Treasurer
Keith A. Seilhan	47	Vice President – Deep Water
Richard L. Toothman, Jr.	50	Senior Vice President – Appalachia
Florence M. Ziegler	53	Senior Vice President – Human Resources, Communications and Administration

For Mr. Welch’s biographical information, see “Corporate Governance—Our Board of Directors.”

Kenneth H. Beer was named Executive Vice President and Chief Financial Officer in January 2011. Previously, he served as Senior Vice President and Chief Financial Officer since August 2005. Prior to joining Stone, he served as a director of research and a senior energy analyst at the investment banking firm of Johnson Rice & Company. Prior to joining Johnson Rice & Company in 1992, he was an energy analyst and investment banker at Howard Weil Incorporated.

Kevin G. Hurst was named Vice President – GOM Shelf/Deep Gas on February 1, 2013. He previously served as General Manager of Operations/GOM Production from January 2012 through February 1, 2013. He served as Operations Manager – GOM Production from January 2011 through January 2012 and Production Manager from December 2007 through January 2011. Prior to joining Stone in 2007, he worked for MODEC, LLC as the General Manager for FPSO/FSO Operations. Mr. Hurst has also worked for Southern Natural Gas Company/El Paso Energy Company and worked for 16 years for Arco serving in various capacities.

Lisa S. Jaubert was named Senior Vice President, General Counsel and Secretary on May 23, 2013. She previously served as Assistant General Counsel since joining Stone in July 2012. Prior to joining Stone, she worked as Counsel with Latham & Watkins, LLP where she was a specialist in M&A, finance and other energy related transactions. Mrs. Jaubert also served over five years as Assistant General Counsel and Assistant Corporate Secretary for Mariner Energy, was a founding shareholder of Schully Roberts Slattery Jaubert & Marino PLC, and also served as an outsourced general counsel for many smaller E&P companies and partner or associate in two other energy law firms.

John J. Leonard was named Vice President – Exploration on January 1, 2014. He previously served as General Manager of Deepwater Development from February 2013 through January 1, 2014, Director of Reservoir Engineering from January 2012 through February 2013, Asset Manager Conventional Shelf from July 2011 through January 2012, Asset Manager GOM Shelf East from January 2010 through July 2011, Eastern GOM Asset Manager from January 2007 through January 2010, Chief Reservoir Engineer from February 2006 through January 2007, and also Reservoir

Engineer from August 2005 through February 2006. Prior to joining Stone in August 2005, he was employed by Object Reservoir as a Project Manager and Service Engineer, by Expro Americas as an Engineering Manager, and by Pro Tech as an Engineering Manager.

E. J. Louviere was named Senior Vice President – Land in April 2004. Previously, he served as Vice President – Land since June 1995. He has been employed by Stone since its inception in 1993.

J. Kent Pierret was named Senior Vice President, Chief Accounting Officer and Treasurer in April 2004. Mr. Pierret previously served as Vice President and Chief Accounting Officer since June 1999 and Treasurer since February 2004.

Keith A. Seilhan was named Vice President – Deep Water on February 1, 2013. He previously served as Deep Water Projects Manager since joining Stone in July 2012. Prior to joining Stone, Mr. Seilhan filled various senior leadership roles for Amoco and BP over his 21 year career. In his final year with BP, he filled the role as BP’s Incident Commander on the Deepwater Horizon Incident in 2010 and also worked as an Emergency Response Consultant with The Response Group for 1-1/2 years. He has been an Asset Manager and Operations Manager for Deep Water Assets, Operations Director for Gulf of Mexico and the Organizational Capability Manager. Mr. Seilhan received a “Wells Notice,” dated January 25, 2013, from the Staff of the SEC indicating its intent to recommend to the SEC that it bring a civil injunctive action against Mr. Seilhan alleging that he violated Section 17(a) of the Securities Act of 1933, Section 10(b) of the Securities Exchange Act of 1934 and Rule 10b-5 thereunder. We have been advised that the Department of Justice does not intend to bring a criminal action against Mr. Seilhan. The SEC’s inquiry relates to activities prior to Mr. Seilhan’s employment with Stone and is not directed at, and does not concern, Stone or any other member of management or any member of our Board.

Richard L. Toothman, Jr. was named Senior Vice President – Appalachia in February 2013 and Vice President – Appalachia in May 2010. Prior to joining Stone in May 2010, he was employed by CNX Gas Company in Bluefield, Virginia since August 2005 where he held two executive positions, VP Engineering and Technical Services and VP International Business. He also worked for Consol Energy and Conoco in prior years.

Florence M. Ziegler was named Senior Vice President – Human Resources, Communications and Administration in February 2014 and Vice President – Human Resources, Communications and Administration in September 2005. She has been employed by Stone since its inception in 1993 and served as the Director of Human Resources from 1997 to 2004.

Compensation Discussion and Analysis

Summary of Our Compensation Program

The Compensation Committee of our Board oversees our compensation programs for executives and other employees. The Compensation Committee understands that for the company and its stockholders to achieve long-term success, the compensation programs need to attract, retain, develop and motivate a strong leadership team. As a result, our executive compensation program is designed to pay for performance, enable talent attraction, retain top talent and closely align the interests of our executives with those of our stockholders to achieve short-term and long-term business objectives. The Compensation Committee considers our compensation philosophy and program design annually to ensure that our executive compensation program supports the company’s strategies and objectives, is aligned with stockholder interests and rewards our executive officers in a manner consistent with the philosophy. This Compensation Discussion and Analysis (“CD&A”) provides important information on our executive compensation program and explains the compensation decisions made by the Compensation Committee and our Board for our “Named Executive Officers,” or “NEOs,” for fiscal 2013.

In 2013, our NEOs were:

Name	Principal Position
David H. Welch	Chairman of the Board, President and Chief Executive Officer
Kenneth H. Beer	Executive Vice President and Chief Financial Officer
J. Kent Pierret	Senior Vice President, Chief Accounting Officer and Treasurer
Keith A. Seilhan	Vice President–Deep Water
Richard L. Toothman, Jr.	Senior Vice President–Appalachia

The Compensation Committee believes that our executive compensation program has played a significant role in our ability to drive financial results and to create stockholder value, which is demonstrated by our accomplishments and those of our executive team over the last fiscal year. We believe this correlation between executive pay and our performance has been achieved by targeting what we refer to as the total direct compensation, or “TDC,” of our executive officers directly to our total stockholder return, or “TSR,” relative to our peer group (being the average of our one-year and three-year TSR performance, weighted equally). If our TSR is in the 40th percentile of our peer group, then the TDC of our executive officers, including our NEOs, will be targeted at the 40th percentile of the competitive marketplace. If our TSR is in the 60th percentile relative to our peer group, then the TDC of our executive officers, including our NEOs, will be targeted at the 60th percentile of the competitive marketplace.

How we define TDC, TSR, our peer group and the competitive marketplace is described, together with the specifics of our executive compensation program, in greater detail throughout the remainder of our CD&A. But listed below is a summary of a few of the key features and practices of our executive compensation program:

•    TDC aligned with TSR performance relative to peers

•    Meaningful share ownership guidelines combined with share retention requirements

•    Double-trigger severance benefits

•    Engagement of an independent outside compensation adviser

•    More than 75% of compensation variable and dependent upon company and individual performance

•    Base salaries of NEOs targeted at 25th percentile of market data

•    Robust annual incentive opportunities

•    Majority of variable compensation long-term and equity-based in order to further enhance alignment with stockholders

Say-on-Pay and Engagement with Stockholders

Our Board and its Compensation Committee takes stockholder support of our executive compensation program very seriously. In 2011 and 2012, the first two years of our say-on-pay vote, our stockholders approved the resolution on our executive compensation with roughly 96% of the votes cast. In 2013, the number of stockholders voting in favor of the resolution on our executive compensation was roughly 67% of the votes cast. While our 2013 stockholder vote continued to reflect a significant level of support, we aspire to achieve the full support of our stockholders for our compensation program, which we believe pays for performance, enables talent attraction, retains top talent and closely aligns the interests of our executives with those of our stockholders.

In an effort to solicit and respond to feedback about our executive compensation program and to broaden the dialogue with our stockholders, we reached out to investors representing approximately 70% of our outstanding shares of common stock and had discussions with slightly more than 20% of the same. Our stockholder outreach included a focus on (1) better understanding stockholder views on executive compensation, (2) being responsive to views that stockholders expressed in the 2013 advisory vote on our executive compensation program, and (3) discussing stockholder views of potential changes to our corporate governance and compensation practices.

Through this engagement process, we determined that our stockholders desired a better understanding of the direct link between performance and the specific pay decisions made for our NEOs. In response to this desire we have, in this 2014 proxy statement, more clearly and succinctly explained the straightforward connection between the pay of our executive officers and our company’s performance. Similarly, from these discussions with our stockholders we learned that our stockholders perceived a misalignment between the compensation awarded to our NEOs for 2012 performance and the performance of our stock in 2012 relative to our peers. We believe this perceived misalignment was due in part to a disconnect between our approach to pay and performance alignment and the manner in which we are required to disclose compensation:

•	Equity awards granted during calendar year 2012 and reported in our 2013 proxy filing were granted at a level intended to reflect our relative TSR performance through the end of 2011 (at the 75th percentile of our peer group).

•	In response to our lower relative TSR performance through the end of 2012, TDC for 2012 was targeted at the 40th percentile of the market. The Compensation Committee consequently approved equity grants in March 2013 that were below those granted in 2012. However, due to SEC executive compensation reporting rules, the Summary Compensation Table in our 2013 proxy statement reflected the larger equity awards for more favorable 2011 performance.

As a result of discussions with our stockholders, we also made adjustments in several of our governance and compensation practices, including the following:

•	Majority Voting in Uncontested Director Elections: The Board amended our Bylaws to adopt majority voting in uncontested director elections (retaining plurality voting in contested elections), with an associated amendment to our Corporate Governance Guidelines to provide that if a director candidate does not receive a majority of the votes cast, the director will tender his or her resignation, to be accepted by the Board in the exercise of its business judgment.

•	Stock Retention Requirements: The Board amended our Stock Ownership Guidelines for our executive officers and directors to provide that, until an executive officer or director attains the stock retention guideline associated with his or her position, the officer or director is required to retain, and not sell or otherwise dispose of, not less than 75% of the net shares acquired through equity awards from the company.

•	Prohibition on Hedging: The Board adopted a policy prohibiting any executive officer of the company, including the NEOs, from hedging company stock.

In addition, certain related party transactions relating to the 2012 disclosure year were resolved in fiscal 2013 with John L. Laborde’s retirement from the Board in June 2013, and the son of our Lead Independent Director, Richard A. Pattarozzi, no longer being employed by one of our financial advisory firms.

We believe that stockholders will favorably view the changes we have made as a result of our ongoing outreach efforts. The changes are intended to improve our corporate governance and to maintain the strong, direct link between the compensation of our NEOs and our performance.

2013 Corporate Performance Highlights

Fiscal 2013 was a year of progress as we accelerated the execution of our plan towards continued expansion of our reserves base outside of the conventional shelf of the Gulf of Mexico (“GOM”) and into the GOM deep water, the GOM deep gas and onshore oil and gas shale opportunities, including the Marcellus shale in Appalachia. Fiscal 2013 represented our fourth consecutive year of growth in production and reserves, with approximately 50% of our production and approximately 80% of our revenues derived from liquids, and 47% of estimated proved reserves at fiscal year-end 2013 consisting of liquids. Throughout fiscal 2013, our people and capital resources remained focused in these areas where our future view of resource potential, drilling inventory, project returns and profitable growth fits with our long-term vision and strategy.

We refer you to our Annual Report on Form 10-K, primarily “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” where we have detailed our full financial and operating results for fiscal 2013. These are a few of our fiscal 2013 performance highlights:

•	We produced 277 million cubic feet of gas per day exceeding our original guidance;

•	We funded our $695 million in capital investments through a combination of operating cash flows and cash on hand, and completed the public offering of an additional $475 million in aggregate principal amount of our 2022 Senior Notes, with a portion of the proceeds used to retire our $375 million outstanding 8.625% Senior Notes due 2017, thus helping provide additional flexibility for our balance sheet;

•	We drilled our first company operated GOM deep water exploration discovery, we spud a second company operated GOM deep water well and made a GOM deep gas exploration discovery;

•	We nearly tripled production from the Marcellus shale in just over two years;

•	We exceeded our stretch target for our primary goal of increasing estimated proved reserves;

•	We exceeded the target for safety performance, maintaining our emphasis on health, safety and the environment;

•	We delivered EBITDA between the target and stretch range; and

•	We ranked in the first quartile against our peers in terms of both the one-year and the three-year stock price performance (or the 76th percentile (5th out of 21, with 4 above and 16 below) with respect to the relative one-year TSR and the 81st percentile (4th out of 21, with 3 above and 17 below) with respect to the relative three-year TSR).

Our operational and strategic performance in 2013 was mirrored in our relative TSR, and this alignment is reflected in the decisions of the Compensation Committee to continue the company’s compensation program in 2013 without material change. The Compensation Committee believes the current compensation program properly reflects our compensation philosophy and contributed to achieving the improvement in our performance from fiscal 2012 through fiscal 2013.

Our Compensation Philosophy

The Compensation Committee and our Board believe that the most effective executive compensation program is one based on two factors, market competitiveness and pay-for-performance, both of which are aligned with the interests of our stockholders.

MARKET COMPETITIVENESS	We seek to provide competitive total compensation opportunities that attract, retain and motivate the executive talent needed to operate and grow a successful business.
PAY-FOR-PERFORMANCE

We promote alignment of interests between the stockholders and executive officers by linking a significant portion of executive officer pay to incentives that reward:

•      Achievement of positive annual performance; and

•      Creation of long-term growth in stockholder value.

In support of these two guiding principles, we have historically taken the following approach to establishing executive officer pay levels:

•	Base Salary Below Market Median: We target executive officer base salaries, including NEO base salaries, below the market median and generally target the 25th percentile of the market.

•	Emphasis on Incentive Compensation: We provide the opportunity (through annual cash incentives and long-term equity incentives) to achieve realized pay that may range anywhere between the 10th percentile and the 90th percentile of the TDC reported in market data, depending on performance.

•	TDC targeted percentile commensurate with our level of performance: The TDC of our executive officers, including our NEOs, is targeted at a percentile of market data that is reflective of our relative TSR performance. Unless otherwise noted, when TSR performance is discussed in this CD&A it refers to the average of our one-year and three-year TSR performance (weighted equally).

We define TDC as the sum of the following components:

•	Base Salary (fixed pay)

•	Incentive Compensation (variable pay)

1.	Annual cash incentive compensation rewarding performance over the current year (short-term) through a combination of formulaic and qualitative assessments; and

2.	Long-term equity incentive compensation rewarding the creation of multi-year (long-term) growth in value and ensuring alignment between our executives and our stockholders.

Elements of Total Direct Compensation

As indicated above, in making compensation decisions and analyzing competitive market compensation data, our Compensation Committee relies on the concept of total direct compensation, or “TDC.” Where TDC is used in reference to market data, the timing of payment of incentive compensation by our peers may not align perfectly with our timing; however, we believe TDC provides an accurate representation of market data for purposes of aligning the compensation of our executive officers, including our NEOs, with our performance relative to the performance of other companies within our industry with which we compete for talent.

Elements of Our Executive Compensation Program

The purposes and characteristics of each element of our 2013 executive compensation program, including the three elements of base salary, annual cash incentive opportunity and long-term equity incentive opportunity comprising TDC, are summarized below:

Type	Form	Purpose/Terms
Cash	Base Salary

•      Fixed compensation that is reviewed annually and adjusted if and when appropriate

•      Benchmarked at or below the 25th percentile of market data

•      Reflects each executive officer’s base level of responsibility, leadership, tenure, qualifications and contribution to the success and profitability of the company and the competitive marketplace for executive talent specific to our industry

Annual Cash Incentive Opportunity

•      Variable cash incentive tied to annual performance

•      Motivates our executive officers to achieve our short-term business objectives that drive long-term performance while providing flexibility to respond to opportunities and changing market conditions

•      An annual determination based upon a mix of company performance against pre-established performance goals, a Compensation Committee discretionary assessment and individual performance

Equity	Long-Term Equity Incentive Opportunity—Restricted Stock Awards

•      Variable performance-based long-term award with ratable vesting over three years, with the ultimate value realized varying with our stock price

•      Grant date value determined at the beginning of each year based upon TSR performance against peers through the end of the prior fiscal year

•      Motivates executive officers to achieve our business objectives by tying incentives to the performance of our stock over the long term; reinforces the link between the interests of our executive officers and our stockholders; motivates our executive officers to remain with us by mitigating swings in incentive values during periods of high commodity price volatility

Retirement	401(k) Plan	• Provides for pre-tax employee deferrals up to IRS approved limit and discretionary match • In 2013, the Board approved a 50% match
	Deferred Compensation Plan	• Provides for pre-tax employee deferrals for eligible employees, including our NEOs
Other	Health and Welfare Benefits	• Executive officers, including NEOs, are eligible to participate in the health and welfare benefits available to all employees generally
	Perquisites	• Limited perquisites including club memberships for certain NEOs responsible for business development and employee recruitment
	Severance and Change in Control Plans	• Provide for involuntary severance and change in control benefits intended to retain executives and to minimize distraction in the event of a corporate transaction

TDC under our executive compensation program emphasizes variable compensation as more clearly reflected below. The Compensation Committee believes that a program emphasizing variable compensation motivates our executive officers, including our NEOs, to achieve our long-term business objectives by tying incentives to the achievement of our key financial and performance objectives as reflected through our performance relative to our peers. Further, our emphasis on long-term equity incentive compensation reinforces the link between the interests of our executive officers and those of our stockholders.

NEO 2013 Total Direct Compensation Mix
CEO	Other NEOs
18% Annual Cash Incentive 72% Long-Term Equity Incentive	28% Annual Cash Incentive 53% Long-Term Equity Incentive

Rationale for Fiscal 2013 Compensation

For fiscal 2013, the Compensation Committee deemed we were a top quartile performer which, pursuant to our compensation philosophy and methodology, would result in targeting our NEO TDC pay at the top quartile of TDC reported in the competitive market data. Our methodology, and the resulting alignment of our fiscal 2013 compensation to our TSR performance, is described in greater detail below.

Alignment of Pay and Performance

Peer Group for Assessing Pay and Performance

In 2013, the Compensation Committee used the following group of independent exploration and production companies in determining (1) the points earned for relative one-year TSR under our annual cash incentive compensation arrangement, (2) our TSR performance relative to our peers for purposes of benchmarking TDC, and (3) along with the Effective Compensation, Inc. (“ECI”) Annual Oil & Gas E&P Industry Compensation Survey for 2013 (the “ECI 2013 Survey”), the percentile targets for the pay elements of TDC for our executive officers, including the NEOs. This collection of peer companies, inclusive of us, is referred to as our “Peer Group.” Where references are made throughout the CD&A to our TSR performance relative to our peers, it is the collection of peer companies below that constitutes those peers.

2013 Compensation Peer Group
• Cabot Oil & Gas Corporation • Callon Petroleum Company • Carrizo Oil & Gas, Inc. • Cimarex Energy Company • Comstock Resources, Inc. • Contango Oil & Gas Company • Denbury Resources Inc.	• Energy XXI (Bermuda) Limited • EPL Oil & Gas • Exco Resources Inc. • Newfield Exploration Company • PDC Energy • PetroQuest Energy, Inc.	• Range Resources Corporation • SandRidge Energy, Inc. • SM Energy Company • Swift Energy Company • Ultra Petroleum Corporation • W&T Offshore, Inc. • Whiting Petroleum Corporation

Our Peer Group is developed taking into consideration peer company metrics such as asset size, revenues and enterprise value, comparability of asset portfolio and availability of compensation data, with our 2013 Peer Group consisting of companies:

•	With whom we compete in our industry for executive talent and stockholder investment;

•	Similar to us in terms of size, scope and nature of business operations, including geographic footprint and operational focus, with some larger and some smaller in size and scope; and

•	That (for the most part) participate in the ECI 2013 Survey used to determine the target TDC of the competitive marketplace.

The Peer Group is periodically reviewed and updated by Pearl Meyer & Partners, LLC (“Pearl Meyer” or the “Compensation Consultant”), an independent compensation consultant engaged by the Compensation Committee, to ensure that the group is reasonable and remains appropriate for us and our compensation program. Decisions on any changes to the Peer Group are recommended by the Compensation Consultant and our CEO to the Compensation Committee before receiving final approval by the Board.

The 2013 Peer Group varies slightly from the 2012 Peer Group. The 2012 Peer Group included McMoRan Exploration Company and Plains Exploration & Production Company. Both companies were involved in mergers and so were replaced in 2013 with Ultra Petroleum Company and SandRidge

Energy, Inc. ATP Oil & Gas was a 2012 peer that filed for bankruptcy protection and was replaced in 2013 with Contango Oil & Gas Company.

The Compensation Committee, our Board and our management understand the inherent limitations in using any peer group or data set. For example, there are fluctuations in survey participation from year to year and we compete for executive talent with peers that are, in some cases, significantly larger than us. However, we believe we have established a sound review process that seeks to mitigate these limitations, including taking into consideration differences and similarities between us and the companies in our Peer Group when referencing benchmarks for executive officer compensation, including that of our NEOs. In connection with the Compensation Committee’s determinations of 2013 compensation for our executive officers, including NEOs, the Compensation Consultant provided the Compensation Committee with an analysis of prevailing compensation levels in the marketplace, including our industry peers, which analysis was adjusted for relative company size and revenue.

TDC Correlated with Stockholder Returns Relative to Peers

Under our compensation program, TDC for our executive officers, including the NEOs, is targeted at the percentile of the average of our one- and three-year TSR performance relative to our Peer Group. For example:

•	If the average of our one- and three-year TSR (weighted equally) through the end of a given year is at the 50th percentile relative to our Peer Group, the target TDC of our executive officers, including the NEOs, for that year will be set at the 50th percentile of the market data.

•	The “market data” used for these purposes consists of the combination of compensation data provided by the ECI 2013 Survey and Peer Group proxy statement data. ECI 2013 Survey and Peer Group proxy statement data are combined (with the Peer Group data weighted 60% and the ECI 2013 Survey data weighted 40%) to create the “market data” or “marketplace” referred to throughout our CD&A.

For 2013, the Compensation Committee determined we were a top-quartile performer, ending the year at roughly the 79th percentile relative to our Peer Group with respect to average one- and three-year TSR, and exercised its discretion to target TDC at the 75th percentile slightly below our relative TSR performance.

ECI 2013 Survey Data for Assessing Pay and Performance

The ECI 2013 Survey utilized by the Compensation Committee provides data for over 356 jobs found in exploration and production firms in the United States. While participation varies from year to year, there were 122 participants in ECI’s 2013 Survey, and 15 of the 21 companies in the Peer Group participated in the ECI 2013 Survey.

•	The data collected from the ECI 2013 Survey is intended to reflect pay rates for positions in the market that have responsibilities similar to those of our executives. To the extent possible for each position, we attempt to collect data from the Independent Public Company category in the ECI Survey for the Peer Group.

•	We believe the ECI 2013 Survey provides us with a meaningful market reference point for those companies with whom we most closely compete for executive talent and, consequently, with sufficient information on competitive employment market dynamics, to fashion a competitive compensation program designed to attract and retain those highly capable employees necessary for us to be competitive in our industry.

Relative Alignment: CEO TDC Aligned with Performance Relative to Market Data

The chart below plots the percentile ranking of our CEO’s TDC for 2012 and 2013 against the percentile ranking (relative to our Peer Group) of our TSR performance. TSR represents the average (weighted equally) of one- and three-year TSR. The shaded area or “alignment fairway” on the chart below denotes a range within which our CEO TDC and our TSR performance are in one to one alignment, plus or minus 30%. We believe this range represents a reasonable alignment of pay and performance against the market data. Based upon our philosophy, we expect NEO TDC in any given year to fall close to the middle of the shaded range on the chart.

The horizontal axis in the chart below represents our average one-year and three-year TSR (weighted equally) relative to (on a percentile basis) the same TSR calculation for our Peer Group. The vertical axis in the chart represents our CEO’s TDC relative to (on a percentile basis) the TDC of CEOs within our Peer Group.

While we generally believe the compensation of each of our NEOs should fall within each officer’s “alignment fairway,” compensation benchmarking also involves the business judgment of the Compensation Committee regarding the pay for each NEO individually, informed by input from management and the Compensation Consultant. Consequently, although generally used sparingly, the Compensation Committee retains the discretion to make adjustments to an individual NEO’s compensation even if that adjustment would cause the NEO’s compensation to fall outside of the officer’s respective “alignment fairway.”

Absolute Alignment: Changes in CEO TDC Aligned with TSR Performance

The chart below reflects the TDC of our CEO for the past five years as compared to our TSR performance. Our approach to determining TDC also results in alignment between the pattern of change in CEO pay year-over-year and our TSR performance.

Because the Compensation Committee targets the TDC of our executive officers, including our NEOs, against the TSR performance of our Peer Group, our goal is to have the compensation earned by our NEOs correspond, as it has, with the relative returns received by our stockholders.

Role of Compensation Committee and Executive Officers

The Compensation Committee is responsible for determining, with Board review, approval and ratification, all compensation decisions for each of the NEOs, and approving TDC for all of our other executive officers. The Compensation Committee’s approach is not formulaic but consists of both subjective and objective considerations. In determining compensation, the Compensation Committee considers our overall performance, including operational and financial performance, and the overall performance of the executive officer team, including the role and relative contribution of each its members. Each executive officer’s impact during the year, and his or her overall value to the company, is assessed through evaluating long-term and current performance in the officer’s primary area of responsibility, strategic initiatives, leadership, market competition for the officer’s position and the officer’s role in succession planning and development and other intangible qualities that contribute to corporate and individual success.

In making compensation decisions for the executive officers, including the NEOs, the Compensation Committee relies, in part, on input from the CEO and our Senior Vice President—Human Resources, Communications and Administration (“SVPHR”), who provide information and make recommendations, as appropriate, concerning executive compensation. Input from management typically includes the following:

•	The CEO proposes new base salary amounts based on his evaluation of individual performance and expected future contributions, a review of market data to ensure competitive compensation against the external market, including the Peer Group, and comparison of the base salaries of the executive officers who report directly to the CEO to ensure that each officer’s salary level accurately reflects that officer’s relative skills, responsibilities, experiences and contributions.

•	The CEO also makes recommendations to the Compensation Committee relating to our performance measures, targets and similar items that affect executive officer compensation.

•	The CEO typically attends a portion of each Compensation Committee meeting to review and discuss executive compensation matters.

•	The SVPHR submits compensation data to, and collects data from, industry-specific compensation survey sources described above, coordinates the flow of information between the Compensation Consultant and the Compensation Committee as directed by the Compensation Committee, and provides to the Compensation Committee recommendations for appropriate position matches for each of our executive officers, including the NEOs.

While the Compensation Committee considers it important to receive information and recommendations from the CEO, the SVPHR and the Compensation Consultant on the contributions of and proposed TDC for the executive officers, including the NEOs, the Compensation Committee does not delegate these compensation decisions to the CEO, the SVPHR, the Compensation Consultant or any other party.

Role of the Compensation Consultant

The Compensation Committee may solicit input from an independent compensation consultant from time to time in making executive compensation decisions. In general, the role of an outside compensation consultant is to assist the Compensation Committee to analyze executive pay packages or contracts and to understand our financial measures relating to compensation, but the Compensation Committee is under no obligation to follow the advice or recommendations of any compensation consultant.

The Compensation Committee has the sole authority to hire compensation consultants, and it was the Compensation Committee’s decision to engage Pearl Meyer directly as its independent compensation consultant in 2013. In 2013, the Compensation Committee solicited input from Pearl Meyer regarding compensation practices within our Peer Group, within the oil and gas marketplace and within the broader general industry marketplace for the United States. Pearl Meyer also assists the Compensation Committee by preparing reports regarding TDC for our executive officers, including the NEOs, and within the marketplace, and TSR both with respect to the performance of our stock and the stock of our Peer Group.

The Compensation Committee regularly reviews the services provided by its outside consultant and believes that Pearl Meyer is independent in providing executive compensation consulting services. In making this determination, the Committee noted that during fiscal 2013:

•	Pearl Meyer did not provide any services to Stone or our management other than services requested by or with the approval of the Compensation Committee, and it its services were limited to executive and director compensation consulting;

•	Pearl Meyer maintains a conflicts policy, which was provided to the Compensation Committee, with specific policies and procedures designed to ensure independence;

•	We have been advised by Pearl Meyer that the fees we paid to Pearl Meyer in 2013 ($76,058) were less than 1% of Pearl Meyer’s total revenue;

•	None of the Pearl Meyer consultants working on our matters had any business or personal relationship with any Compensation Committee members;

•	None of the Pearl Meyer consultants working on our matters had any business or personal relationship with any of our executive officers; and

•	None of the Pearl Meyer consultants working on our matters owns our stock.

The Compensation Committee continues to monitor the independence of its Compensation Consultant on a periodic basis.

Components of Executive Compensation

Our 2013 executive compensation program used a mix of fixed and variable compensation elements and provided alignment with both short- and long-term business goals through annual and long-term incentives. A significant percentage of TDC was allocated to incentive-based compensation as a result of our compensation philosophy. However, we did not follow a strict formula in setting target TDC or in setting each element of an executive officer’s TDC. In addition to TDC components, total compensation for our NEOs included perquisites and other benefit plans and programs we maintain. The individual elements of TDC are described in more detail below.

Base Salary

While the Compensation Committee believes it is crucial to provide salaries within a competitive market range in order to attract and retain personnel who are highly talented, the Compensation Committee has historically adhered to a philosophy of generally providing more conservative base salaries, as compared to the competitive market, in combination with more aggressive incentive compensation opportunities in order to strongly emphasize pay-for-performance. This approach has generally resulted in salaries for our NEOs targeted at or below the 25th percentile of our market data.

Executive officer base salaries are based on job responsibilities and individual contribution. We identify analogous base salary levels of executives in the market data based on each officer’s base level of responsibility, leadership, tenure and contribution to our success and profitability. The Compensation Committee reviews officer base salaries on an annual basis and adjusts them if they deviate substantially from the market data or other changes or circumstances warrant a revision. These base salaries are reviewed by the Compensation Committee in determining severance and change in control benefits.

Upon the recommendations of the CEO (as to executives other than himself) and the Compensation Committee, on February 13, 2013, the Board approved, adopted and ratified the decision of the Compensation Committee to increase the 2013 executive base salaries to the levels set forth below for the remainder of the 2013 year, effective as of March 1, 2013. The increases were due to a combination of factors, including (1) success in achieving operational and strategic goals, (2) Peer Group data, and (3) our improved financial position. The relatively larger increases in base salary for Mr. Seilhan and Mr. Toothman are attributable to the promotion, effective February 1, 2013, of Mr. Seilhan to Vice President, Deepwater, from Deepwater Projects Manager, and Mr. Toothman to Senior Vice President, Appalachia, from Vice President, Appalachia.

Officer	2012 Salary	2013 Salary
D. Welch	$600,000	$625,000
K. Beer	360,000	375,000
J. Pierret	260,000	275,000
K. Seilhan	195,000	245,000
R. Toothman	240,000	275,000

Annual Cash Incentive Compensation

Our 2005 Annual Incentive Compensation Plan (the “Annual Incentive Plan”) provides for annual cash incentive compensation to our executive officers, including the NEOs. The Compensation Committee is responsible for determining the participants, performance criteria to be used, award levels and allocation of incentive payments. Any allocated incentives are awarded to individuals, including executive officers, based upon a combination of company and individual performance factors. The overall objective of the Annual Incentive Plan is to provide a strong motivational tool for our officers and other employees to achieve pre-established company performance targets. Regardless of the performance on any of the objectives, the Board has the authority to suspend or eliminate payment of annual cash incentive compensation for any year if it determines that, in its sole discretion, business conditions or other factors indicate that is in our best interests.

Targets are a combination of (1) fixed objectives set at the beginning of the performance year and (2) a Compensation Committee discretionary component that is determined after the end of the performance year. In 2013, the Compensation Committee’s assessment of our performance under the annual incentive compensation program was based on 80% fixed quantitative targets and a 20% discretionary component, exercisable by the Compensation Committee and the Board. The discretionary component is subjective and encompasses a broader range of criteria, including subjective and objective performance criteria. Amounts that are earned pursuant to the performance-based components are disclosed within the Summary Compensation Table as “Non-Equity Incentive Plan Compensation,” while amounts earned pursuant to the discretionary component are disclosed as “Bonus” awards within the Summary Compensation Table. The Compensation Committee established the following 2013 performance measures for the program and their relative weighting:

Annual Cash Incentive Plan Performance Measures

Relative Stock Performance (25% weight)	Our ranking in TSR for 2013 measured against the TSR of our Peer Group during 2013. Unlike elsewhere in this CD&A, TSR for purposes of our annual cash incentive compensation is calculated with respect to 2013 only.
Proved Reserves Growth (25% weight)

Increase in estimated proved reserves over the 2012 year-end estimated proved reserves as reported in our Annual Report on Form 10-K after adjusting for 2013 production and divestitures. The increase in reserves may come from a combination of discoveries, performance revisions and price revisions, but excludes acquisitions not incorporated in the capital expenditure budget. Growing reserves is a critical component of a healthy exploration and production business. Reserves provide the source of production, which is directly converted to revenue to drive the business. Increased reserves translate into increased revenues and, therefore, increased value for the stockholder. All of our 2013 year-end estimated proved reserves were independently engineered by Netherland Sewell & Associates (“NSAI”), and the reserves performance target amount is based upon the amount contained in NSAI’s report. None of our NEOs calculates or is responsible for calculating these reserves.

EBITDA (25% weight)

EBITDA (earnings before interest, taxes, depletion and amortization) is calculated as net income or (loss) from operations plus or (minus) (1) interest expense, (2) provision (benefit) for income taxes, (3) depreciation, depletion and amortization, (4) write-down of oil and gas properties, (5) impairments, (6) accretion on asset retirement obligations, (7) (gains) and losses on sale of assets, and (8) extraordinary (gains) and losses.

Safety (5% weight)

Safety is measured based on total recordable incident rate (TRIR) performance, or the number of safety incidents per 200,000 man-hours worked for employees and certain contractors. Safety is included as a measure in our Annual Incentive Plan because maintaining a healthy workforce is critical to ensuring execution of our business plan. There is also a strong correlation between positive long-term business performance and solid safety performance. We also believe it is in the interest of stockholders to prevent accidents.

Committee Discretionary Assessment (20% weight)

The discretionary factor is within the sole discretion of the Compensation Committee and the Board and considers company and management performance in response to external conditions and achievement of strategic milestones. The discretionary component took into account our 2013 performance in increasing reserves through drilling operations, generating production volumes and keeping operating expenses within the annual guidance provided to investors, absolute and relative stock price performance, upgrading our property base through selected acquisitions and divestitures, maintaining the liquids/gas reserves ratio, completing a debt offering, and managing overall risk mitigation.

To achieve the full points allocated for a particular objective performance measure, the maximum stated value for such measure must be achieved, and no points are earned if less than the minimum stated value for such measure is achieved.

The Compensation Committee established, and the Board adopted and ratified, the following 2013 performance goals to assist in determining the annual cash incentive compensation pool in 2013:

Measure	Minimum	Target	Stretch	Actual Performance
Relative Stock Performance	#10	#5	#1	#5
Proved Reserves Growth (Bcfe)	100	120	140	193
EBITDA ($millions)	500	575	650	$634 million
Safety (total recordable incident rate)	0.60	0.50	0.30	0.47
Discretionary	—	20	40	See below

Achieving the stretch stated value for a measure earns 100% of the maximum points ascribed to such measure, with the sum of the maximum points that may be earned for achieving the stretch values on all measures equaling 200 points. The stretch value for each measure should be difficult but highly advantageous for us to achieve. To the extent that performance criteria are met, an incentive pool is generated from which annual cash incentive payments are awarded. The amount of the incentive pool, however, may not exceed 200% of the aggregate base salaries of our executive officers, including our NEOs (other than the CEO), for the relevant plan year.

The potential points and earned points for each of the performance measures in 2013 are set forth below. While the potential points for each measure are the same for our CEO and the other NEOs, our CEO can potentially earn 120% of the totals set forth in the table below (resulting in target annual cash incentive compensation of 120% of his base salary and maximum annual cash incentive compensation of 240% of his base salary). In 2012, in recognition of the additional responsibilities being assumed, the Compensation Committee increased the percentage the CEO may earn of the total of the points earned for performance on the annual cash incentive plan performance measures from 100% (as is the case for the other NEOs) to 120% following the CEO’s promotion to Chairman of the Board in May 2012.

	Total Potential Points			Earned Points NEOs
Measure	Minimum	Target	Maximum
Relative Stock Performance	0	25	50	25
Proved Reserves Growth	0	25	50	50
EBITDA	0	25	50	45
Safety (total recordable incident rate)	0	5	10	—
Discretionary	0	20	40	30

Total	0	100	200	150

Annual Cash Incentive Compensation Discretionary Component

As shown in the table above, the discretionary measure in our annual cash incentive program can vary from 0 to 40 points, depending upon the Compensation Committee’s assessment of our performance for the year. The Compensation Committee determined that the discretionary component of the annual cash incentive compensation should be paid above target due to exceptional management performance evidenced by our (1) significantly increasing estimated proved reserves, (2) improving the opportunity set for future growth, (3) increasing production volumes, (4) EBITDA performance, (5) maintaining the liquids/gas reserves ratio, (6) continuing Stone’s good safety record, (7) continuing to successfully manage liquidity and the balance sheet and (8) successfully completing a debt offering, as well as the strong individual performances of our NEOs and the February 1, 2013 promotions of Mr. Seilhan and Mr. Toothman. The discretionary component of annual cash incentive compensation is reported in the “Bonus” column of the Summary Compensation Table below.

Annual Cash Incentive Compensation Paid for Fiscal 2013 Performance

For the fiscal 2013 performance, a company-wide total of $24,652,926 for annual cash incentive compensation was paid as of March 21, 2014.

The Compensation Committee determined, and the Board approved, adopted and ratified, the annual incentive compensation awards for the NEOs based on fiscal 2013 performance at the following levels:

		2013 Target Incentive
	2013 Annualized Salary	Opportunity		Annual Incentive Award
Officer		Percent of Salary	Dollar Amount
D. Welch, CEO	$620,833	120%	$745,000	$1,117,500
K. Beer, CFO	372,500	100%	372,500	560,000
J. Pierret	272,500	100%	272,500	410,000
K. Seilhan	240,833	100%	240,833	365,000
R. Toothman	272,083	100%	272,083	420,000

Annual Cash Incentive Compensation for Fiscal 2014 Performance

In December 2013, the Compensation Committee adopted, and the Board approved, adopted and ratified, the following minimum, target and stretch goals for the same performance measures used in 2013 to determine the annual cash incentive compensation pool for 2014:

Measure	Minimum	Target	Stretch
Relative Stock Performance	#10	#5	#1
Proved Reserves Growth (Bcfe)	100	125	175
EBITDA ($millions)*	420	460	510
Safety (total recordable incident rate)	0.60	0.50	0.30
Discretionary	—	20	40
*	The EBITDA measure will be adjusted to reflect material asset sales during fiscal 2014, if any.

Long-Term Equity Incentive Compensation

Awards of long-term equity incentive compensation are intended to provide a substantial forward-looking incentive to our executive officers that:

•	Emphasizes long-term value creation;

•	Aligns the long-term interests of our executive officers with those of our stockholders by directly linking rewards to stockholder return; and

•	Fosters meaningful levels of long-term stock ownership by our executive officers.

In determining the value of long-term equity incentive compensation awards for each of our executive officers, including the NEOs, the Compensation Committee generally considers the appropriate TDC for each NEO as previously described (based on our relative average one- and three-

year TSR performance against our Peer Group and the TDC acquired from market data) and then subtracts current base salary and annual cash incentive compensation awards from targeted TDC to arrive at the grant date fair value (determined in accordance with FASB ASC Topic 718) for each long-term equity incentive compensation grant. This grant date value is then converted into shares based upon our share price as of the first closing price on March 1st of the year in which the award is granted. With respect to executive officer compensation for 2013 performance, including that of the NEOs, the Compensation Committee also considered several other subjective factors in determining the elements of each officer’s TDC including the equity-based portion of executive compensation. These factors included individual executive performance against strategic milestones such as positive results in growing reserves, hedging activity, liquidity, risk mitigation, safety, acreage acquisition, new field discoveries, and major field acquisitions.

2013 Equity Incentive Awards to NEOs In Recognition of Fiscal 2012 Performance

Awards of restricted stock to employees under our Stock Incentive Plan generally vest in substantially equal annual installments over three years from the year of grant. The Compensation Committee retains the discretion to grant restricted stock awards with different vesting schedules either from year to year or among our executive officers. The Compensation Committee determined the long-term equity incentive compensation and made the following awards of restricted stock to the NEOs:

Officer	2013 Restricted Stock Granted in Recognition of Performance Through December 2012
	Shares	Grant Price	Grant Value
D. Welch, CEO	155,334	$20.21	$3,139,300
K. Beer, CFO	60,090	20.21	1,214,419
J. Pierret	12,397	20.21	250,543
K. Seilhan	20,791	20.21	420,186
R. Toothman	15,825	20.21	319,823

These restricted stock awards were made effective as of March 1, 2013 rather than at the end of the 2012 year, in order to fully incorporate the results of our 2012 performance and the market data used in the Compensation Committee’s compensation decisions. However, the Compensation Committee and the Board agreed that the awards would vest one-third per year as of January 15 of 2014, 2015 and 2016. In addition to the awards set forth above, Mr. Pierret received a retention grant of 28,000 shares of restricted stock on May 28, 2013 vesting 25% on January 15, 2014, 25% on January 15, 2015 and 50% on January 15, 2016.

Mr. Welch has a provision in his employment agreement providing that, after he has completed five consecutive years of employment as President and CEO, he will not be required to forfeit upon his retirement any outstanding unvested stock options or restricted stock and his options will continue to vest and the restrictions will continue to lapse without his being an employee. Mr. Welch completed five consecutive years of employment as President and CEO on April 1, 2009. However, shares of restricted stock subsequently awarded to Mr. Welch have been specifically conditioned on his agreement to waive this provision in his employment agreement and consequently the restricted stock granted to him also vests in substantially equal annual installments over three years from the year of grant.

2014 Equity Incentive Awards to NEOs In Recognition of Fiscal 2013 Performance

Effective as of March 1, 2014, the following awards of restricted stock were made to the NEOs:

Officer	2014 Restricted Stock Granted in Recognition of Performance Through December 2013
	Shares	Grant Price	Grant Value
D. Welch, CEO	123,331	$35.94	$4,432,516
K. Beer, CFO	46,188	35.94	1,659,997
J. Pierret	14,190	35.94	509,989
K. Seilhan	15,442	35.94	554,985
R. Toothman	17,807	35.94	639,984

These restricted stock awards were made effective as of March 1, 2014 rather than at the end of the 2013 year, in order to fully incorporate the results of our 2013 performance and the market data used in the Compensation Committee’s compensation decisions. However, the Compensation Committee and the Board agreed that the awards would vest one-third per year as of January 15 of 2015, 2016 and 2017.

Other Program Components

Perquisites and Other Benefits

Perquisites and other benefits represent a small part of our overall compensation package. These benefits help us attract and retain senior level executives and are reviewed periodically to ensure that they are competitive with industry norms. We sponsor membership in golf or social clubs for certain senior executives who have responsibility for entertainment deemed necessary or desirable to conduct business and recruit employees.

The executive officers, including the NEOs, also participate in a variety of retirement, health and welfare, and paid time-off benefits designed to enable us to attract and retain our workforce in a competitive marketplace. Health and welfare and paid time-off benefits help ensure that we have a productive and focused workforce through reliable and competitive health and other benefits that are available to all employees on a non-discriminatory basis. Our Employee Benefit Plan provides health and welfare benefits for all of our employees. In addition, Mr. Seilhan has been provided with temporary use of a company provided apartment in Lafayette pending his move from Houston, Texas.

401(k) Plan

To provide employees with retirement savings in a tax efficient manner, under our 401(k) Profit Sharing Plan, eligible employees are permitted to defer receipt of as much as 60% of their compensation, subject to a maximum amount imposed by the Internal Revenue Code (the “Code”), plus an additional catch-up adjustment for employees age 50 or over of up to $5,500 (subject to certain limitations imposed under the Code). The plan provides that a discretionary match of employee deferrals, before catch-up adjustments, may be made by us, at our discretion and as determined by the Board, in cash or shares of our stock. During the year ended December 31, 2013, and since the inception of this plan, the Board has approved, and we have made, annual matching contributions of $1.00 for every $2.00 contributed by an employee up to the maximum deferral amount permitted by the Code, excluding catch-up contributions.

Deferred Compensation Plan

To provide employees with retirement savings in a tax efficient manner, the Stone Energy Corporation Deferred Compensation Plan provides eligible executives and other highly compensated individuals with the option to defer up to 100% of their compensation for a calendar year, and the Compensation Committee may, at its discretion, match a portion or all of the participant’s deferral based upon a percentage determined by the Board. The amounts held under the plan are invested in various investment funds maintained by a third party in accordance with the direction of each participant. During the year ended December 31, 2013, and since the inception of this plan, there were no matching contributions made by us, and the Compensation Committee does not anticipate any matching contributions in 2014. The “Nonqualified Deferred Compensation” section below contains additional details regarding the plan and each NEO’s account in such plan.

Severance Plan and Change in Control Plans

Our severance and change of control plans are designed to facilitate our ability to attract and retain executives as we compete for talented employees in a marketplace where such protections are commonly offered. We believe that providing consistent, competitive levels of severance protection to senior executives helps minimize distraction during times of uncertainty and helps to retain key employees. The severance plans provide benefits to ease an employee’s transition in the event of an unexpected employment termination due to ongoing changes in our employment needs. The Compensation Committee is responsible for administering these policies and plans. For a detailed description of potential payments that could be made to our NEOs pursuant to these arrangements, please see the “Potential Payment Upon Termination or Change of Control” table below.

Determining Officer Pay for Fiscal 2014

For 2014, the Compensation Committee intends to continue its historic philosophy and methodology in establishing the relative value of the various elements of executive compensation and in targeting TDC to be roughly in alignment with our TSR performance relative to market data.

The target levels of compensation for our NEOs are set forth below.

2014 Target Component Ranges
Officer	Base	Bonus	Long-Term Equity Incentive
CEO	25th Percentile	0-2.4x salary	TDC minus Base minus Bonus
Other NEOs	25th Percentile	0-2.0x salary	TDC minus Base minus Bonus

The Compensation Committee will also consider strategic milestones that are not reduced to a formula but that influence its discretionary judgment. These strategic milestones for 2014 may include without limitation growing reserves, positive results in hedging activity, improvement in absolute stock performance, risk mitigation, managing lease operating expenses, acreage acquisition, increasing net asset value and new field discoveries. In addition to strategic milestones, the Compensation Committee will retain the discretion to consider competitive pressures, retention concerns, emerging industry trends, and individual executive performance in order to ensure our compensation program remains flexible and reactive to a volatile marketplace. The Compensation Committee intends to assess each executive’s performance and contribution in terms of TDC relative to the marketplace and then set the grant date fair value (determined in accordance with FASB ASC Topic 718) of the actual long-term equity incentive compensation awards as the TDC minus base salary and annual cash incentive.

Stock Ownership Guidelines

The Board has adopted Stock Ownership Guidelines designed to further align the interests of our officers and directors with those of our stockholders. Executives and directors are required to meet the following ownership levels by the later of December 31, 2013 or within five years of being promoted or elected to their position. All of the NEOs, and all other officers and all directors, are in compliance with the Stock Ownership Guidelines.

Individual	Multiple of Salary(1)
Chief Executive Officer	5x base salary
Executive Vice President	4x base salary
Senior Vice President	3x base salary
Vice President	2x times base salary
Nonemployee Director	4x annual retainer

(1)	In effect on January 1 of the applicable year.

Among other terms, the guidelines provide that (1) restricted stock will be included in determining the stock ownership of an individual, (2) the value of our stock used in determining the number of shares needed to comply with the guidelines in a given year will be the average price of our stock during August of that same calendar year, and (3) until the applicable guideline multiple of salary is attained, an individual is required to retain, and not sell or otherwise dispose of, at least 75% of his or her net shares (after tax withholding) acquired through long-term equity incentive awards. For each officer, the guidelines will be reduced 15% per year beginning on the 61st anniversary of the birth date of the officer, such that the officer need comply with only 85% of the guidelines after age 61, 70% after age 62, 55% after age 63, 40% after age 64, and 25% after age 65 and thereafter until retirement or other termination of employment. The Board may amend or terminate the Stock Ownership Guidelines in its sole discretion.

Tax Deductibility of and Accounting for Compensation

The Compensation Committee considers the expected tax treatment to our company and its executive officers as one of the factors in determining compensation matters. Section 162(m) of the Code generally limits the deductibility of certain compensation expenses in excess of $1.0 million to a covered employee in any fiscal year, although certain qualifying performance-based compensation is not subject to the limits on deductibility. Covered employees will consist of our CEO and the three most highly compensated executive officers other than our chief financial officer. The Compensation Committee currently considers the deductibility under Section 162(m) of the Code of compensation of its executives to the extent reasonably practical and consistent with our objectives, but the Compensation Committee may nonetheless approve compensation that does not fall within these requirements. The Compensation Committee may authorize compensation that results in non-deductible amounts above the limits if it determines that such compensation is in our best interests. We are accounting for stock-based payments in accordance with the requirements of FASB ASC Topic  718.

Sections 280G and 4999

We provide Messrs. Welch and Beer with certain tax protection in the form of a gross-up payment to reimburse them for any excise tax that might be incurred under Section 4999 of the Code, as well as any additional income taxes resulting from such reimbursement. At the time these provisions were put in place, they reflected typical market practice and we still believe that they are a valuable executive retention tool.

Risks Arising from Compensation Policies and Practices

The Compensation Committee, with the assistance of the Compensation Consultant, has assessed the risks related to our compensation programs, including our executive compensation program. Based on this assessment, the Compensation Committee believes that the design and governance of our compensation programs, including our executive compensation program, do not encourage our executive officers, including the NEOs, to take excessive or inappropriate risks and that the risks arising from the design of the programs are not reasonably likely to affect the company in a material adverse manner.

The Compensation Committee believes that our executive compensation program is consistent with the highest standards of risk management. Rather than determining incentive compensation awards based on a single metric, the Compensation Committee considers a balanced set of performance measures that it believes collectively best indicate successful management of our assets and strategy. In addition to measurable targets, the Compensation Committee applies its informed judgment to compensation decisions, taking into account factors such as quality and sustainability of earnings, successful implementation of strategic initiatives and adherence to core values. The Compensation Committee has determined that using long-term equity incentive awards of restricted stock, vesting over three years, aligns our executive officers’ interests with the interests of our stockholders and discourages short-term risk taking. In addition, essentially all of our employees participate in our compensation programs thereby encouraging consistent behavior across the company. Together, the features of our compensation programs, including our executive compensation program, are intended to ensure that our compensation opportunities do not encourage excessive risk taking and focus our executives and other employees on managing our company toward long-term sustainable value for our stockholders.

Compensation Committee Report

The Compensation Committee does hereby state that:

•	The Compensation Committee has reviewed and discussed the foregoing “Compensation Discussion and Analysis” required by Item 402(b) of Regulation S-K with management; and

•	Based on the review and discussions with management, the Compensation Committee recommended to the Board of Directors that the “Compensation Discussion and Analysis” be included in Stone Energy Corporation’s proxy statement and incorporated by reference into Stone Energy Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013.

Compensation Committee,

George R. Christmas - Chairman

B. J. Duplantis

Peter D. Kinnear

Robert S. Murley

Phyllis M. Taylor

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee is now, or at any time since the beginning of 2013 has been, employed by or served as an officer of Stone or any of its subsidiaries or had any relationships requiring disclosure with Stone or any of its subsidiaries. None of our executive officers is now, or at any time has been, since the beginning of 2013, a member of the compensation committee or board of directors of another entity one of whose executive officers has been a member of our Board or Compensation Committee.

Executive Compensation Tables

Summary Compensation

The following table sets forth the compensation earned by the NEOs for services rendered in all capacities to our company and its subsidiaries for the fiscal years ended December 31, 2013, 2012 and 2011.

SUMMARY COMPENSATION TABLE FOR THE YEAR ENDED DECEMBER 31, 2013
Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compen- sation ($)(3)	All Other Compen- sation ($)(4)	Total ($)	TDC ($)(5)
David H. Welch	2013	$620,833	$223,500	$3,139,300	$894,000	$21,119	$4,898,752	$6,175,016
Chairman of the Board, President and Chief Executive Officer	2012	590,833	295,082	4,300,000	424,918	22,179	5,633,012	4,459,300
	2011	545,000	190,723	2,300,000	626,777	31,339	3,693,839	5,662,500

Kenneth H. Beer	2013	372,500	112,000	1,214,419	448,000	8,750	2,155,669	2,594,997
Executive Vice President	2012	357,000	53,550	1,327,015	257,040	8,500	2,003,105	1,885,009
and Chief Financial Officer	2011	342,000	119,683	828,000	393,317	8,250	1,691,250	2,182,015

J. Kent Pierret	2013	272,500	82,000	900,703	328,000	9,110	1,592,313	1,194,989
Senior Vice President,	2012	258,000	38,700	268,016	185,760	8,810	759,286	1,385,163
Chief Accounting Officer	2011	248,000	86,788	253,000	285,212	8,570	881,570	920,016
and Treasurer

Keith A. Seilhan	2013	240,833	76,842	420,186	288,158	40,805	1,066,824	1,164,985
Vice President–	2012	97,500	14,625	44,060	70,200	8,500	234,885	700,011
Deep Water	2011	—	—	—	—	—	—	—

Richard L. Toothman, Jr.	2013	272,083	92,727	319,823	327,273	8,750	1,020,656	1,334,984
Senior Vice President–	2012	235,833	35,375	338,011	169,800	8,500	787,519	764,998
Appalachia	2011	215,000	75,356	184,000	247,644	18,250	740,250	876,011

(1)	The amounts reflected in this column relate to the discretionary component of the awards granted by the Compensation Committee pursuant to the Annual Incentive Plan. Please see “Compensation Discussion and Analysis—Components of Executive Compensation—Annual Cash Incentive Compensation.”

(2)	Restricted stock awards reflected in this table were made pursuant to our Stock Incentive Plan. The values shown in this column reflect the aggregate grant date fair value of restricted stock awards granted in each year, computed in accordance with FASB ASC Topic 718, determined without regard to possible forfeitures. The value ultimately received by the executive may or may not be equal to the values reflected above. The amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. See Note 13 to our audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2013 for a complete description of the valuation, including the assumptions used.

(3)	The amounts reflected in this column relate to the performance-based components of our Annual Incentive Plan. Please see “Compensation Discussion and Analysis—Components of Executive Compensation—Annual Cash Incentive Compensation.”

(4)	The following table provides detail for the All Other Compensation column for each of the NEOs in 2013. Please see “Compensation Discussion and Analysis—Components of Executive Compensation—Other Program Components” for a brief discussion of these items.

	Mr. Welch	Mr. Beer	Mr. Pierret	Mr. Seilhan	Mr. Toothman
Company 401(k) match	$8,750	$8,750	$8,750	$8,750	$8,750
Annual dues for club memberships	12,369	—	360	—	—
Housing benefit	—	—	—	32,055	—

	$21,119	$8,750	$9,110	$40,805	$8,750

(5)	The amounts reflected in this column are intended to be supplemental and are not required by SEC disclosure rules. As described in our CD&A, TDC represents total direct compensation awarded by our Compensation Committee for service with respect to the preceding fiscal year. TDC includes the annual base salary in effect on December 31 of the applicable fiscal year, the amounts in the “Bonus” and “Non-Equity Incentive Plan Compensation” columns reported for the fiscal year and the award of restricted stock granted in the following fiscal year (which, with respect to fiscal 2013, will be reported on our Summary Compensation Table next year as a 2014 “Stock Award”). TDC more accurately represents the compensation decisions made by the Compensation Committee with respect to performance for any given fiscal year.

Grants of Plan Based Awards

The following table discloses information concerning each grant of awards in 2013 under the Annual Incentive Plan and Stock Incentive Plan to the NEOs. It also discloses potential future payouts under our Annual Incentive Plan. For more information about these awards please read the sections of this proxy statement titled “Compensation Discussion and Analysis—Components of Executive Compensation—Annual Cash Incentive Compensation” and “—Long-Term Equity Incentive Compensation.”

GRANTS OF PLAN BASED AWARDS TABLE FOR THE YEAR ENDED DECEMBER 31, 2013

				All Other Stock Awards: Number of Shares of Stock or Units(#)	Grant Date Fair Value of Stock and Option Awards($)(2)

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)
		Target($)	Maximum($)
David H. Welch	03/01/13	—	—	155,334	$3,139,300
	—	$596,000	$1,192,000	—	—
Kenneth H. Beer	03/01/13	—	—	60,090	1,214,419
	—	298,000	596,000	—	—
J. Kent Pierret	03/01/13	—	—	12,397	250,543
	05/28/13	—	—	28,000	650,160
	—	218,000	436,000	—	—
Keith A. Seilhan	03/01/13	—	—	20,791	420,186
	—	192,666	385,332	—	—
Richard L. Toothman, Jr.	03/01/13	—	—	15,825	319,823
	—	217,666	435,332	—	—

(1)	These columns show the range of possible payouts under the performance and discretionary based portions of our Annual Incentive Plan. For 2013, achieving the targets for each of the four performance measures under the Annual Incentive Plan would have earned 80 points or 80% of the employee’s targeted annual cash incentive opportunity (96 points or 96% in the case of our CEO), plus up to 20% (24% for our CEO) as a discretionary amount. Similarly, achieving the stretch goals for each performance measure would have earned 160 points or 160% of the employee’s targeted annual cash incentive opportunity (192 points or 192% in the case of our CEO), plus up to 40% (48% for our CEO) as a discretionary amount. Thus, achieving the targets could have resulted in an award of 100% and achieving the stretch goals could have resulted in a maximum award of 200%. If none of the minimums are achieved and if no discretionary amount is awarded, then no cash incentive award would be granted under the Annual Incentive Plan. No threshold exists for the NEOs. Amounts shown here under the “Target” and “Maximum” columns reflect only those portions that are attributable to the performance-based portions of the awards. Please read “Compensation Discussion and Analysis—Components of Executive Compensation—Annual Cash Incentive Compensation” for additional information.

(2)	Calculated in accordance with FASB ASC Topic 718, determined without regard to possible forfeitures, as described in footnote 2 to the Summary Compensation Table.

Narrative Disclosure to Summary Compensation Table and Grants of Plan Based Awards Table

The following narrative provides additional information about the various compensation plans, programs and policies reflected in the Summary Compensation Table and the Grants of Plan Based Awards Table for the year ended December 31, 2013.

Employment-Related Agreements with NEOs

The terms governing the employment and compensation of Messrs. Welch and Beer are outlined in individual employment agreements. For a description of the material terms of the agreements in place with each of these officers during 2013, please see “Potential Payments Upon Involuntary Termination or Change of Control—Employment Agreements” below. We do not maintain employment agreements with any other NEOs.

Salary and Annual Cash Incentive Compensation in Proportion to Total Compensation

The following table sets forth the percentage of each of the NEO’s total compensation that we paid in the form of base salary and annual cash incentive compensation for 2013.

Name	Percentage of Total Compensation
David H. Welch	35%
Kenneth H. Beer	43%
J. Kent Pierret	43%
Keith A. Seilhan	59%
Richard L. Toothman, Jr.	68%

Outstanding Equity Awards at Fiscal Year-End

The following table contains information concerning the number and value of outstanding and unexercised options as well as the number and value of unvested restricted stock awards at December 31, 2013.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2013
	Option Awards					Stock Awards
Name	Option Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price($)	Option Expiration Date	Stock Award Grant Date	Number of Shares or Units of Stock That Have Not Vested(#)	Market Value of Shares or Units of Stock That Have Not Vested($)(1)
David H. Welch	4/1/2004	100,000	—	$48.90	4/1/2014
	6/16/2005	30,000	—	48.29	6/16/2015
	2/7/2006	15,000	—	47.75	2/7/2016
	1/9/2007	15,000	—	33.19	1/9/2017
	1/15/2008	25,000	—	44.67	1/15/2018
	1/15/2009	16,000	4,000 (2)	10.05	1/15/2019
	2/17/2009	23,580	5,894 (3)	6.97	2/17/2019
						1/19/2011	33,333 (4)	$1,152,988
						3/1/2012	88,422 (5)	3,058,517
						3/1/2013	155,334 (6)	5,373,003
Kenneth H. Beer	8/1/2005	30,000	—	$53.20	8/1/2015
	1/9/2007	10,000	—	33.19	1/9/2017
	1/15/2008	15,000	—	44.67	1/15/2018
	1/15/2009	12,000	3,000 (2)	10.05	1/15/2019
						1/19/2011	12,000 (4)	415,080
						3/1/2012	27,288 (7)	943,892
						3/1/2013	60,090 (8)	2,078,513
J. Kent Pierret	—	—	—	—	—
						1/19/2011	3,667 (4)	126,842
						3/1/2012	5,511 (9)	190,625
						3/1/2013	12,397 (10)	428,812
						5/28/2013	28,000 (11)	968,520
Keith A. Seilhan	—	—	—	—	—
						7/1/2012	1,174 (12)	40,609
						3/1/2013	20,791 (13)	719,161
Richard L. Toothman, Jr.	—	—	—	—	—
						1/19/2011	2,667 (4)	92,252
						3/1/2012	6,950 (14)	240,401
						3/1/2013	15,825 (15)	547,387

(1)	The market value shown was determined by multiplying the number of unvested shares of stock by $34.59, which was the closing market price of our common stock on December 31, 2013.

(2)	Stock options that vest and became exercisable on January 15, 2014.

(3)	Stock options that vest and became exercisable on February 17, 2014.

(4)	The restrictions on these shares of restricted stock lapsed on January 19, 2014.

(5)	The restrictions on these shares of restricted stock lapsed or will lapse as follows: 44,212 on January 15, 2014 and 44,210 on January 15, 2015.

(6)	The restrictions on these shares of restricted stock lapsed or will lapse as follows: 51,777 on January 15, 2014, 51,778 on January 15, 2015 and 51,779 on January 15, 2016.

(7)	The restrictions on these shares of restricted stock lapsed or will lapse as follows: 13,644 on January 15, 2014 and 13,644 on January 15, 2015.

(8)	The restrictions on these shares of restricted stock lapsed or will lapse as follows: 20,029 on January 15, 2014, 20,030 on January 15, 2015 and 20,031 on January 15, 2016.

(9)	The restrictions on these shares of restricted stock lapsed or will lapse as follows: 2,756 on January 15, 2014 and 2,755 on January 15, 2015.

(10)	The restrictions on these shares of restricted stock lapsed or will lapse as follows: 4,132 on January 15, 2014, 4,132 on January 15, 2015 and 4,133 on January 15, 2016.

(11)	The restrictions on these shares of restricted stock lapsed or will lapse as follows: 7,000 on January 15, 2014, 7,000 on January 15, 2015 and 14,000 on January 15, 2016.

(12)	The restrictions on these shares of restricted stock will lapse as follows: 587 on July 1, 2014 and 587 on July 1, 2015.

(13)	The restrictions on these shares of restricted stock lapsed or will lapse as follows: 6,930 on January 15, 2014, 6,930 on January 15, 2015 and 6,931 on January 15, 2016.

(14)	The restrictions on these shares of restricted stock lapsed or will lapse as follows: 3,476 on January 15, 2014 and 3,474 on January 15, 2015.

(15)	The restrictions on these shares of restricted stock lapsed or will lapse as follows: 5,274 on January 15, 2014, 5,274 on January 15, 2015 and 5,277 on January 15, 2016.

Option Exercises and Stock Vested

The following table sets forth information regarding the number of stock awards vested, and the related value received during 2013 for the NEOs. There were no stock option exercises during 2013. All values realized were calculated by using the market value of our stock on the vesting date for the award, which was the closing price of our stock on the applicable date.

OPTION EXERCISES AND STOCK VESTED TABLE FOR THE YEAR ENDED DECEMBER 31, 2013
	Stock Awards
Name	Number of Shares Acquired on Vesting(#)	Value Realized on Vesting($)
David H. Welch	80,879	$1,729,254
Kenneth H. Beer	26,644	570,907
J. Kent Pierret	6,755	145,499
Keith A. Seilhan	587	13,169
Richard L. Toothman, Jr.	7,309	157,666

Nonqualified Deferred Compensation

The following table sets forth information regarding nonqualified deferred compensation during 2013 for the NEOs.

NONQUALIFIED DEFERRED COMPENSATION TABLE FOR THE YEAR ENDED DECEMBER 31, 2013
Name	Executive Contributions in Last FY($)	Aggregate Earnings (Loss) in Last FY($)	Aggregate Balance at Last FYE($)(1)
David H. Welch	—	($68,769)	$3,887,720
Kenneth H. Beer	—	207,904	882,430
J. Kent Pierret	—	—	—
Keith A. Seilhan	—	—	—
Richard L. Toothman, Jr.	—	—	—

(1)	The following portions of the aggregate balance amounts for each of the NEOs were reported as compensation to the officer in the Summary Compensation Table in previous fiscal years: Mr. Welch—$526,420 for the year ended December 31, 2010 and $208,391 for the year ended December 31, 2009, and Mr. Beer—$35,333 for the year ended December 31, 2009.

Our Deferred Compensation Plan provides eligible executives and other highly compensated individuals with the option to defer up to 100% of their base salary and/or 100% of their bonus for a calendar year, and the Compensation Committee may, at its discretion, match all or a portion of the participant’s deferral based upon a percentage determined by the Board. Deferral elections are made separately for salary and/or bonus not later than December for amounts to be earned in the following year. In addition, the Board may elect to make discretionary profit sharing contributions to the plan. Since the inception of the plan we have not made matching or profit sharing contributions, and the Compensation Committee does not anticipate making any matching or profit sharing contributions in 2014.

All employee contributions to the plan and investment returns on those contributions are fully vested, and there have not been any company contributions to the plan. Distributions due to separation of service will be made as a lump-sum cash payment or in monthly installments over up to ten years, based on the participant’s election and subject to the six-month delay of distributions imposed on certain of our key employees by Section 409A of the Code. There was an amendment, dated effective as of June 1, 2010, to the section on distributions in the Adoption Agreement for the Deferred Compensation Plan, and distributions upon a “change of control” are no longer distribution options under the plan. The amounts held under the plan are invested in various investment funds maintained by a third party in accordance with the direction of each participant. Investment options under the plan are identical to the investment options available to participants in our 401(k) Profit Sharing Plan. Both the Deferred Compensation Plan and the 401(k) Profit Sharing Plan utilize a mutual fund investment window that enables participants to elect a wide variety of mutual funds. Participants may change their investment elections daily. The investment funds and rate of return for the year ended December 31, 2013 for the investment options actually elected by one or more of the NEOs for all or any portion of 2013 are as follows:

•	David H. Welch – Stock investments include Fidelity International Discovery, Fidelity Retirement Money Market Fund, Fidelity Retirement Government Money Market Fund and Fidelity New Markets, Inc. with a combined rate of return for the year ended December 31, 2013 of (1.7%).

•	Kenneth H. Beer – Stock investments include Fidelity Leveraged Co. Stock Fund, Fidelity Diversified International Fund, Fidelity Small Cap Stock Fund and Spartan US Equity Index with a combined rate of return for the year ended December 31, 2013 of 30.8%.

Potential Payments Upon Involuntary Termination or Change of Control

Employment Agreements

On May 19, 2005, we entered into an employment agreement, commencing August 1, 2005, with Mr. Kenneth H. Beer. The employment agreement does not specifically address severance provisions, but instead provides that Mr. Beer is entitled to receive severance benefits as set forth in our Executive Plan (described below).

On January 12, 2006, we entered into an employment agreement with Mr. David H. Welch, which was superseded by an employment agreement dated December 2, 2008 to comply with Section 409A of the Code. Under the agreement, upon completion of five consecutive years of employment, which occurred on April 1, 2009, Mr. Welch will not be required to forfeit, at the time of retirement, any unvested stock options or any restricted shares, and these options will continue to vest and the restrictions will continue to lapse without his being an employee of Stone (although this provision has been waived with respect to subsequent grants including those in 2011, 2012 and 2013, as described above). Beginning on December 31, 2008 and on December 31 of each year thereafter, the term of the agreement is automatically extended for one year, such that each December 31 will begin a new three-year term. However, the Board may give written notice to Mr. Welch that the term of the employment agreement will cease to be so extended, in which event the agreement will terminate on the first anniversary of the date such notice is given.

Change of Control and Severance Plans

Our Executive Change of Control and Severance Plan, as amended and restated effective as of December 31, 2008 (the “Executive Plan”), was established to provide financial security to our executives, including our NEOs, in the event of a Change of Control (as defined below) and upon certain terminations of employment. The Compensation Committee is responsible for administering the Executive Plan as well as a severance plan for our employees generally.

Pursuant to Mr. Welch’s employment agreement and the Executive Plan, if an officer, including an NEO, incurs an Involuntary Termination (as defined below) of employment, the officer will receive the following:

•	Any unpaid base salary up to the date of termination;

•	In the case of Messrs. Welch and Beer, a lump sum severance payment of 2.99 times the sum of (1) the executive’s annual base salary calculated using the higher of the annual salary rate in effect at the time of termination or that in effect on the date of the Change of Control and (2) any target bonus at the one hundred percent level for which the executive is eligible for the fiscal year in which the termination occurs; based on 2013 salaries and target bonuses, these payments would be $4,111,250 for the CEO, Mr. Welch, and $2,242,500 for the CFO, Mr. Beer;

•	A lump sum amount representing a pro rata share of the bonus opportunity up to the date of termination at the then projected year-end rate of payout, in an amount, if any, as determined by the Compensation Committee in its sole discretion (which amount will be reduced to the extent of any prorated bonus paid to the executive upon a Change of Control as described below);

•	In the case of Messrs. Pierret, Seilhan and Toothman, respectively, and an Involuntary Termination occurring outside a Change of Control Period, a lump sum severance payment in an amount equal to his respective annual base salary; based on 2013 salary, this payment would be $275,000 to Mr. Pierret, $245,000 to Mr. Seilhan and $275,000 to Mr. Toothman;

•	In the case of Messrs. Pierret, Seilhan and Toothman, respectively, and an Involuntary Termination occurring during a Change of Control Period, a lump sum severance payment in an amount equal to 2.99 times his respective annual base salary; based on 2013 salary, this payment would be $822,250 to Mr. Pierret, $732,550 to Mr. Seilhan and $822,250 to Mr. Toothman;

•	Outplacement services the duration and costs for which are to be determined by the then prevailing practice of the Human Resources Department and, in no event, may exceed a cost to us of 5% of the base annual salary of the executive;

•	In the case of Messrs. Welch and Beer, a Gross-Up Payment in an amount sufficient to provide that the net amount retained by the executive will equal the excise tax charged to the executive as a result of the receipt of any change-of-control payments, provided that if it shall be determined that the executive is entitled to a Gross-Up Payment but the total to be paid does not exceed 110% of the greatest amount (the “Reduced Amount”) that could be paid to the executive such that the receipt of the total would not give rise to any excise tax, then no Gross-Up Payment shall be made and the total payments to the executive in the aggregate shall be reduced to the Reduced Amount; and

•	The continuation of health benefit coverage for the officer and, where applicable, his eligible dependents for the six-month period following the date of such Involuntary Termination of employment, at a cost to the officer that is equal to the cost for an active employee for similar coverage.

Upon the occurrence of a Change of Control, the Executive Plan provides that the following benefits will automatically be provided to our officers, including our NEOs, without regard to whether the officer’s employment with us terminates:

•	Unexercised in-the-money stock options will be fully vested and cancelled immediately prior to the Change of Control in exchange for cash equal to the product of the number of our shares issuable upon exercise of the respective stock options times the excess, if any, of the per share cash consideration to be determined by the Board in connection with the Change of Control over the aggregate exercise price under such stock options;

•	All the remaining vesting restrictions with respect to any of our restricted stock awards issued or issuable pursuant to any of our stock incentive plans expire;

•	We will contribute to our 401(k) plan a matching amount for the participants equal to $1.00 for every $2.00 contributed as a 401(k) contribution (other than a 401(k) catch-up contribution) by the participants in the 401(k) plan for the period from January 1 in the calendar year of the Change of Control through the effective date of the Change of Control, less any matching amounts previously contributed to the 401(k) plan for such period, if any, to be credited to the 401(k) plan participants’ accounts according to the terms of the 401(k) plan, up to a total maximum matching contribution for an individual participant’s account that does not exceed the limit authorized by the Code for such contribution; and

•	We will pay the executive a pro rata share of the bonus opportunity up to the date of the Change of Control at the then projected year-end rate of payout, in an amount, if any, as determined by the Compensation Committee in its sole discretion.

The Executive Plan may not be amended or terminated to adversely affect the benefits or potential rights to benefits for a period of 12 months following amendment or termination. In the event of a Change of Control during the existence of the Executive Plan, the term of the plan is automatically extended for 24 months following the date of such Change of Control.

The Executive Plan also requires that the executive sign a general release within 45 days of an Involuntary Termination in order to receive the applicable payments and benefits for such a termination.

For purposes of the Executive Plan and Mr. Welch’s employment agreement:

•	“Cause” means any termination of an executive’s employment by reason of the executive’s willful and continued failure to perform substantially their duties after written notice of such failure has been given to the executive, or the willful engaging by the executive in conduct that is materially injurious to Stone, monetarily or otherwise.

•	A “Change of Control” is generally deemed to have occurred if the event described in any of the following has occurred:

¡	any person is or becomes the Beneficial Owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 20% or more of the combined voting power of our securities (though not including securities that were acquired directly from our company);

¡	the Board of Directors as of December 31, 2008 fails to constitute the majority of the members of the Board, unless the Board members replacing the current members were appointed or elected by the current Board or by members of the Board previously so appointed or elected;

¡	an arrangement, merger or consolidation of our company other than a transaction that would: (1) result in our voting securities outstanding immediately prior to such transaction continuing to represent at least 65% of the combined voting power of our securities or the surviving entity or any parent thereof outstanding immediately after such transaction, or (2) result in an arrangement, merger or consolidation which is effected to implement a recapitalization of our company (or similar transaction) in which no person is or becomes the Beneficial Owner, directly or indirectly, of securities representing 20% or more of the combined voting power of our then outstanding securities; or

¡	our stockholders approve a plan of complete liquidation or dissolution of our company, or there is a sale or disposition of all or substantially all of our assets, other than a sale or disposition by our company of all or substantially all of its assets to an entity of which at least 65% of the combined voting power of its voting securities are owned by our stockholders in substantially the same proportions as their ownership of our company immediately prior to such sale.

•	“Good Reason” means the occurrence (without the executive’s express written consent) on or within any Change of Control Period of any one of the following acts by us:

¡	a material reduction in the executive’s annual base salary as in effect on the date of the Change of Control or as increased thereafter (except for certain across-the-board salary reductions);

¡	a material diminution in the authority, duties or responsibilities of the executive as in effect immediately prior to the Change of Control; or

¡	a requirement that the executive transfer to a work location that is more than 50 miles from such executive’s principal work location immediately prior to the Change of Control.

•	An “Involuntary Termination” means any termination of the executive’s employment by us other than for Cause or a termination by the executive during a Change of Control Period for a Good Reason.

The Executive Plan provides that the Executive’s right to terminate employment for Good Reason shall not be affected by the Executive’s incapacity due to physical or mental illness.

Payments Made Upon Termination Generally

Regardless of the manner in which an executive officer’s employment terminates, including that of a NEO, he or she is entitled to receive amounts earned during his or her employment. These amounts include:

•	non-equity compensation earned during the fiscal year;

•	amounts contributed pursuant to our Deferred Compensation Plan;

•	unused vacation pay; and

•	amounts accrued and vested through our 401(k) Plan.

Upon termination in the event of death or disability our executive officers, including our NEOs, receive the same benefits as are provided to our employees generally on a nondiscriminatory basis (including 401(k) matching contributions for the year of death or disability, group term life insurance benefits and long term disability benefits). However the maximum benefit provided under our long term disability policy to our NEOs (and other executive officers) is $15,000 per month (or 66 2⁄3% of salary if less). This monthly maximum is higher than the monthly maximum established for other employees.

Quantification of Potential Payments Upon Termination or Change of Control

The table below reflects the amount of compensation to each of the NEOs in the event of termination of such executive’s employment, or a Change of Control, as applicable. The amount of compensation payable to each NEO upon “Involuntary Termination” occurring outside of the “Change of Control Period,” “Involuntary Termination” occurring in connection with a “Change of Control,” voluntary termination, or upon our Change of Control, is shown below. As used in this proxy statement, the term “Change of Control Period” refers to (1) the 24-month period following a “Change of Control” in the case of Messrs. Welch and Beer and (2) the 12-month period following a “Change of Control” in the case of Messrs. Pierret, Seilhan and Toothman. The other key terms are based upon the definitions in our Executive Plan.

The following assumptions were used in determining the amounts below in the Potential Payment Upon Termination or Change of Control Table:

•	All terminations or the Change of Control, as applicable, would be effective as of December 31, 2013 (the last business day of 2013).

•	Mr. Welch’s employment agreement requires us to provide him with one year’s prior written notice in order to terminate his employment. The amounts reported in the table below do not include any compensation or benefits that would be paid or provided to Mr. Welch during the one-year period from the date notice of termination of his employment was provided to the date of such termination.

•	The closing share price of our common stock as of December 31, 2013 was $34.59. The closing price of our stock on the NYSE on March 26, 2014 was $40.41, which could change the payout in the event of a Change of Control. There can be no assurance that a Change of Control would produce the same or similar results as those described if it occurs on any other date or at any other price, or if any assumption is not correct in fact.

•	The actual amounts to be paid can only be determined at the time of such executive’s separation. The cash incentive compensation, for example, is a pro rata share of the annual cash incentive opportunity for the year up to the date of termination at the then projected year-end rate of payout in an amount, if any, as determined by the Compensation Committee in its sole discretion.

•	Outplacement services are not to exceed a cost to us of 5% of the annual base salary of the executive.

•	Vacation pay assumes the executive has not used any vacation days and is being paid for all unused days.

•	The 401(k) match assumes the executive is eligible for the maximum contribution.

•	Tax gross-up payments reflect the amount payable to the executives to offset any excise tax imposed under the Code. The amount shown assumes the “base amount” is the five-year average W-2 earnings for the period of calendar years 2008 through 2012. The benefit amount in excess of a named executive officer’s “base amount” is considered an “excess parachute payment” and if the “parachute payment” is equal to or greater than three times the base amount, then the excess parachute payment is subject to an excise tax. The calculation of the gross up amounts are based upon an excise tax rate under Section 4999 of 20%, a 39.6% federal income tax rate and a 2.35% Medicare tax rate. We have also made the assumptions that (1) no amounts will be discounted as attributable to reasonable compensation, (2) all cash severance payments are contingent upon a Change of Control, and (3) we could rebut the presumption required under applicable regulations that the equity awards granted in 2013 were contingent upon a Change of Control.

POTENTIAL PAYMENT UPON TERMINATION OR CHANGE OF CONTROL TABLE
Name	Benefit	Involuntary Termination Occurring Outside of a Change of Control Period	Involuntary Termination Occurring on Date of a Change of Control	Voluntary Termination (Other than a Good Reason Termination Occurring During a Change of Control Period)	Change of Control (No Termination)
David H. Welch	Severance (1)	$4,111,250	$4,111,250	$—	$—
	Pro rata cash incentive compensation (2)	1,117,500	1,117,500	—	750,000
	Tax gross-up payment (3)	—	2,748,729	—	—
	Outplacement (4)	31,250	31,250	—	—
	401(k) match (5)	—	8,750	8,750	8,750
	Health and welfare benefits (6)	6,822	6,822	—	—
	Stock options and restricted stock – accelerated vesting (7)	—	9,584,509	—	9,584,509
	Vacation pay (8)	60,096	60,096	60,096	—
	Total	5,326,918	17,668,906	68,846	10,343,259

Kenneth H. Beer	Severance (1)	2,242,500	2,242,500	—	—
	Pro rata cash incentive compensation (2)	560,000	560,000	—	560,000
	Tax gross-up payment (3)	—	1,291,383	—	—
	Outplacement (4)	18,750	18,750	—	—
	401(k) match (5)	—	8,750	8,750	8,750
	Health and welfare benefits (6)	10,261	10,261	—	—
	Stock options and restricted stock – accelerated vesting (7)	—	3,511,105	—	3,511,105
	Vacation pay (8)	36,058	36,058	36,058	—
	Total	2,867,569	7,678,807	44,808	4,079,855

J. Kent Pierret	Severance (9)	275,000	822,250	—	—
	Pro rata cash incentive compensation (2)	410,000	410,000	—	410,000
	Tax gross-up payment	—	—	—	—
	Outplacement (4)	13,750	13,750	—	—
	401(k) match (5)	—	8,750	8,750	8,750
	Health and welfare benefits (6)	10,261	10,261	—	—
	Stock options and restricted stock – accelerated vesting (7)	—	1,714,799	—	1,714,799
	Vacation pay (8)	26,442	26,442	26,442	—
	Total	735,453	3,006,252	35,192	2,133,549

Keith A. Seilhan	Severance (9)	245,000	732,550	—	—
	Pro rata cash incentive compensation (2)	365,000	365,000	—	365,000
	Tax gross-up payment	—	—	—	—
	Outplacement (4)	12,250	12,250	—	—
	401(k) match (5)	—	8,750	8,750	8,750
	Health and welfare benefits (6)	10,261	10,261	—	—
	Stock options and restricted stock – accelerated vesting (7)	—	759,769	—	759,769
	Vacation pay (8)	23,558	23,558	23,558	—
	Total	656,069	1,912,138	32,308	1,133,519

Richard L.	Severance (9)	275,000	822,250	—	—
Toothman, Jr.	Pro rata cash incentive compensation (2)	420,000	420,000	—	420,000
	Tax gross-up payment	—	—	—	—
	Outplacement (4)	13,750	13,750	—	—
	401(k) match (5)	—	8,750	8,750	8,750
	Health and welfare benefits (6)	10,261	10,261	—	—
	Stock options and restricted stock – accelerated vesting (7)	—	880,039	—	880,039
	Vacation pay (8)	26,442	26,442	26,442	—
	Total	745,453	2,181,492	35,192	1,308,789

(1)	Severance amounts for Messrs. Welch and Beer are calculated by multiplying the sum of each executive’s base salary and target bonus by 2.99. For 2013, Mr. Welch’s base salary is $625,000 and his target bonus is $750,000; Mr. Beer’s base salary and target bonus are each $375,000 for 2013. Mr. Welch’s employment agreement requires one-year notice for termination. In May 2012, the Board fixed the CEO and new Chairman’s target bonus at 120% of his base salary.

(2)	These amounts reflect the target annual cash incentive compensation plus discretionary bonus amounts for each executive in 2013 under our Annual Incentive Plan.

(3)	The tax gross-up payments for Messrs. Welch and Beer were calculated using the assumptions referenced in the narrative above the table.

(4)	The amounts reported for each executive’s outplacement services assume that the maximum amount of 5% of salary was paid.

(5)	Each 401(k) match assumes that we provided the executive with 50% of the maximum amount allowable by the Code for elective deferred contributions, which was $17,500 for 2013.

(6)	The amounts reported above represent the portion of employee health insurance premiums covered by us for each NEO per month multiplied by 6 months.

(7)	The amounts reported above are the combination of the acceleration of all unvested stock options and restricted stock. The stock option portion of this amount is calculated by multiplying the number of shares subject to stock options that are “in-the-money” as of December 31, 2013 (meaning that the stock option exercise price is below the fair market value of a share on the date of exercise) by the difference in the exercise price and the fair market value of a share, which was $34.59 on December 31, 2013. Mr. Beer held 3,000 options with an exercise price of $10.05. The restricted stock portion of the amounts above are calculated by multiplying the number of shares of restricted stock each executive held as of December 31, 2013 by the fair market value of the stock on December 31, 2013, which was $34.59. The number of restricted shares held by each NEO as of December 31, 2013 was as follows:

•	Mr. Welch – 277,089 shares,

•	Mr. Beer – 99,378 shares,

•	Mr. Pierret – 49,575 shares,

•	Mr. Seilhan – 21,965 shares, and

•	Mr. Toothman – 25,442 shares.

(8)	The amounts reported above for vacation pay were calculated by using the officer’s base salary divided by 52 weeks, multiplied by five weeks.

(9)	Severance amounts for Messrs. Pierret, Seilhan and Toothman are calculated by multiplying their base salaries by 1.0 for an Involuntary Termination occurring outside of a Change of Control Period and by 2.99 for an Involuntary Termination occurring during a Change of Control Period. The 2013 base salaries for Messrs. Pierret and Toothman were $275,000 and for Mr. Seilhan was $245,000.

2013 Director Compensation

Elements of Director Compensation

Each of our directors who are not officers or employees of our company or any of its subsidiaries (“nonemployee director”) is paid an annual retainer or stipend, paid on a quarterly basis, of $85,000, in lieu of fees based on the number of meetings attended. Additionally, the following individuals receive an additional annual retainer, also paid on a quarterly basis: the Lead Director receives $25,000, the Audit Committee Chairman receives $15,000, the Compensation Committee Chairman receives $10,000, the Nominating and Governance Committee Chairman receives $9,000, and the Reserves Committee Chairman receives $9,000. The Board has also reserved the right, in its sole discretion, to provide additional compensation at a rate of not more than $1,500 per additional meeting to nonemployee directors (as defined below) who attend more than five meetings of the Board or more than five meetings of each committee on which he or she serves during a calendar year. The Board did not exercise this right in fiscal 2013.

Pursuant to our Stock Incentive Plan, the Board determines in its discretion each year whether restricted shares or stock options are to be awarded to any of our directors who are not officers or employees of our company or any of its subsidiaries (“nonemployee directors”). Historically, awards of stock options or restricted shares to nonemployee directors have been granted effective as of the date of the annual meeting of stockholders each year. On May 23, 2013, the Board awarded each nonemployee director 5,727 restricted shares to fully vest in one year or on the date of the Annual Meeting in 2014, whichever date is earlier. The number of restricted shares was calculated by dividing $130,000 by the closing price of Stone’s common stock on May 23, 2013 of $22.70 per share. One of our directors, Mr. David T. Lawrence, was not appointed to the Board until October 9, 2013, and thus did not receive an equity award in May 2013. Rather, by grant dated October 9, 2013, the Board awarded Mr. Lawrence 2,034 shares of restricted stock with forfeiture restrictions lapsing in one year. The number of shares for this grant was calculated by dividing $65,000 by the closing price of Stone’s stock on October 9, 2013 of $31.97 per share. In addition, John P. Laborde retired from the Board effective June 28, 2013, for personal health reasons, and in recognition of his long service to the Board, having been a director since 1993, the Board approved the accelerated lapsing of the forfeiture restrictions attached to Mr. Laborde’s May 23, 2013 equity award. Upon the occurrence of a Corporate Change (as defined in the plan) or termination of the nonemployee director’s membership on the Board by reason of death or disability, each stock option will be exercisable in full and forfeiture restrictions on restricted shares will lapse.

Director Compensation Table

The following table discloses the cash, equity awards and other compensation earned, paid or awarded, to each of our directors during 2013.

DIRECTOR SUMMARY COMPENSATION FOR THE YEAR ENDED DECEMBER 31, 2013
Name(1)	Fees Earned or Paid in Cash($)	Stock Awards($)(2)	All Other Compensation ($)(3)	Total($)
George R. Christmas	$90,000	$130,000	$1,000	$221,000
B. J. Duplantis	89,000	130,000	2,500	221,500
Peter D. Kinnear	80,000	130,000	10,000	220,000
John P. Laborde	44,500	130,000	—	174,500
David T. Lawrence	20,000	65,000	—	85,000
Robert S. Murley	80,000	130,000	10,000	220,000
Richard A. Pattarozzi	105,000	130,000	10,000	245,000
Donald E. Powell	80,000	130,000	7,500	217,500
Kay G. Priestly	95,000	130,000	—	225,000
Phyllis M. Taylor	84,500	130,000	10,000	224,500

(1)	David H. Welch is not included in this table as he is an officer and thus receives no compensation for his service as a director. The compensation received by Mr. Welch is shown in the Summary Compensation Table.

(2)	The values shown in this column reflect the aggregate grant date fair value of restricted stock awards granted in fiscal 2013, computed in accordance with FASB ASC Topic 718, determined without regard to possible forfeitures. The value ultimately received by the director may or may not be equal to the values reflected above. See Note 13 to our audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2013 for a complete description of the valuation, including the assumptions used. The number of shares of restricted stock held by our non-employee directors at December 31, 2013 was 5,727 shares for each of Messrs. Christmas, Duplantis, Kinnear, Murley, Pattarozzi and Powell and Mss. Priestly and Taylor and 2,034 shares for Mr. Lawrence.

(3)	The values shown in this column consisted solely of matching charitable contributions of up $10,000 in the aggregate per calendar year per director to qualified charitable organizations. In fiscal 2013, the total matching contributions by our company for all directors was $51,000 (Acadiana Symphony Orchestra, American Heart Association, Boys & Girls Club of Austin County, Covenant House, Dickinson College, Insights for Living, Jill’s House, The National World War II Museum, St. Bede Academy, Stafford County 350th Anniversary Fund, U.S. Army War College Foundation, and University of Illinois Foundation).

Equity Compensation Plan Information

The following table provides information regarding the shares of our common stock that may be issued under our existing equity compensation plans. As of December 31, 2013, there were 1,258,053 shares of restricted common stock outstanding.

Equity Compensation Plan Information as of December 31, 2013
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(a)	Weighted- average exercise price of outstanding options, warrants and rights(b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a))(c)
Equity compensation plans approved by security holders	331,174(1)	$39.37	2,081,866
Equity compensation plans not approved by security holders (2)	—	—	—
Total	331,174	$39.37	2,081,866

(1)	Weighted average term of outstanding options is 2.2 years.

(2)	No equity compensation plans have been adopted without approval by security holders.

Stock Ownership Information

Security Ownership of Directors, Management and Certain Beneficial Holders

The following table sets forth certain information regarding beneficial ownership of common stock as of March 26, 2014 (unless otherwise indicated) of (1) each person known by us to own beneficially more than 5% of our outstanding common stock, (2) our Named Executive Officers (as defined herein), (3) each of our directors and director nominees, and (4) all of our executive officers and directors as a group. Unless otherwise indicated, each of the persons below has sole voting and investment power with respect to the shares beneficially owned by such person.

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership(2)	Percent of Class(3)
BlackRock, Inc.(4)	5,284,242	10.5%
The Vanguard Group, Inc.(5)	3,302,056	6.5%
Fidelity Management & Research Company(6)	3,222,785	6.4%
Heartland Advisors, Inc.(7)	3,073,356	6.1%
Millennium Management LLC(8)	2,993,849	5.9%
David H. Welch	855,315	1.7%
Kenneth H. Beer	303,361	*
J. Kent Pierret	92,949	*
Keith A. Seilhan	35,426	*
Richard L. Toothman, Jr.	47,069	*
George R. Christmas	36,833	*
B. J. Duplantis	43,811	*
Peter D. Kinnear	55,399	*
David T. Lawrence	2,034	*
Robert S. Murley	13,441	*
Richard A. Pattarozzi	31,297	*
Donald E. Powell	32,999	*
Kay G. Priestly	30,497	*
Phyllis M. Taylor	37,195	*
Executive officers and directors as a group (consisting of 19 persons)	1,847,518	3.6%

*	Less than 1%.

(1)	Unless otherwise noted, the address for each beneficial owner is c/o Stone Energy Corporation, 625 E. Kaliste Saloom Road, Lafayette, Louisiana 70508.

(2)	Under the regulations of the SEC, shares are deemed to be “beneficially owned” by a person if he or she directly or indirectly has or shares the power to vote or dispose of, or to direct the voting or disposition of, such shares, whether or not he or she has any pecuniary interest in such shares, or if he or she has the right to acquire the power to vote or dispose of such shares within 60 days, including any right to acquire such power through the exercise of any option, warrant or right. The shares beneficially owned by (a) Mr. Welch include 234,474 shares, (b) Mr. Beer include 70,000 shares, and (c) the executive officers and directors as a group include 304,474 shares, that may be acquired by such persons within 60 days through the exercise of stock options.

(3)	Based on total shares outstanding of 50,414,082 as of March 26, 2014. Based on the number of shares owned and acquirable within 60 days of March 26, 2014, with the exception of the amounts reported in filings on Schedule 13G.

(4)	BlackRock, Inc.’s address is 40 East 52nd Street, New York, New York 10022. The number of shares held is based on information included in a Schedule 13G filed on January 8, 2014. BlackRock, Inc. is an institutional investment management firm, and it has sole voting power as to 5,114,988 shares and sole dispositive power as to 5,284,242 shares.

(5)	The Vanguard Group, Inc.’s address is 100 Vanguard Blvd., Malvern, Pennsylvania 19355. The number of shares held is based on information included in a Schedule 13G filed on February 6, 2014. The Vanguard Group, Inc. is an institutional investment advisor. In its role as an investment advisor, The Vanguard Group, Inc. has sole voting power as to 75,469 shares, sole dispositive power as to 3,231,053 shares and shared dispositive power as to 71,003 shares.

(6)	Fidelity Management & Research Company’s address is 245 Summer Street, Boston, Massachusetts 02210. The number of shares held is based on information included in a Schedule 13G filed on February 13, 2014. Fidelity Management & Research Company is an institutional investment advisor. In its role as an investment advisor, Fidelity Management & Research Company has sole voting power as to 85 shares and sole dispositive power as to 3,222,785 shares.

(7)	Heartland Advisors, Inc.’s address is 789 North Water Street, Milwaukee, Wisconsin 53202. The number of shares held is based on information included in a Schedule 13G filed on February 6, 2014. Heartland Advisors, Inc. is an investment management firm, and it has shared voting power and shared dispositive power as to 3,073,356 shares.

(8)	Millennium Management LLC’s address is 666 Fifth Avenue, New York, New York 10103. The number of shares held is based on information included in a Schedule 13G filed on March 24, 2014. Millennium Management LLC is a financial investment advisory firm, and it has shared voting power and shared dispositive power as to 2,993,849 shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act and related regulations require our Section 16 officers and directors and persons who beneficially own more than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC and the NYSE. Section 16 officers, directors and greater than 10% beneficial owners are also required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

Based solely on our review of copies of such forms we received, we believe that, during the fiscal year ended December 31, 2013, our Section 16 officers, directors and greater than 10% beneficial owners timely complied with all applicable filing requirements of Section 16(a).

Proposals Requiring Your Vote

Proposal 1: Election of Directors

Our directors are elected annually and serve one-year terms or until their death, resignation or removal. Each of our current directors is standing for election. Our Bylaws allow for a maximum of 13 directors, but the Board has determined that 10 is currently the optimal number of directors to serve on our Board and has set the size of the Board at that number.

Based on recommendations from our Nominating and Governance Committee, the Board has nominated George R. Christmas, B. J. Duplantis, Peter D. Kinnear, David T. Lawrence, Robert S. Murley, Richard A. Pattarozzi, Donald E. Powell, Kay G. Priestly, Phyllis M. Taylor and David H. Welch for election as directors to serve until the 2015 annual meeting of stockholders and until their successors have been elected and qualified, or until their earlier death, resignation or removal. Each nominee is currently a director, and all nominees were previously elected to the Board by the stockholders (except Mr. Lawrence who was appointed to the Board in October 2013). Mr. Lawrence was identified as a director candidate and was recommended for service on the Board by a non-management director. Other directors and executive officers, including our CEO, were also familiar with Mr. Lawrence given his experience and prior service in the oil and gas industry. Each nominee has consented to being named as a nominee in this proxy statement and has indicated a willingness to serve if elected.

Although the Board does not contemplate that any of the nominees will be unable to serve, if such a situation arises prior to the Annual Meeting, the Proxy Holders will vote for the election of such other person(s) as may be nominated by the Board or the Board may determine to reduce the size of the Board.

The following table sets forth information regarding the individual experience, qualifications, attributes and skills that led our Board to conclude that each of our directors should serve on the Board.

Director	Other Board Experience	Acct.	Fin. & Invt. Banking	Leadership & Gen. Mgmt.	Oil & Gas Explo- ration	M&A Bus. Dev.	Service Sector	Oil & Gas Operations	Political	Legal
George R. Christmas	✓			✓					✓
B.J. Duplantis				✓	✓			✓	✓	✓
Peter D. Kinnear	✓	✓	✓	✓		✓	✓	✓	✓
David T. Lawrence	✓	✓	✓	✓	✓	✓		✓	✓
Robert S. Murley	✓	✓	✓	✓		✓
Richard A. Pattarozzi	✓			✓	✓		✓	✓
Donald E. Powell	✓	✓	✓	✓		✓			✓
Kay G. Priestly		✓	✓	✓		✓
Phyllis M. Taylor	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓
David H. Welch	✓	✓	✓	✓	✓	✓	✓	✓	✓

Our Board believes that each of our directors is highly qualified to serve as a member of our Board. Each of our directors has contributed to the mix of skills, core competencies and qualifications of our Board as shown in the table above. Ms. Priestly and Messrs. Kinnear, Murley and Powell, are particularly valued for their financial and business acumen. Mr. Duplantis and Ms. Taylor bring to the Board an appreciation of legal risks confronting the company and the energy industry as a result of their legal education and legal and business experiences. Messrs. Pattarozzi and Welch, as engineers and former heads of substantial business units of major oil companies, contribute an in-depth understanding of operational issues confronting our business. Mr. Duplantis, also an engineer with prior major oil company experience, likewise brings an understanding of operational issues encountered by oil and gas companies such as ours. Similarly, Mr. Lawrence, as a geologist and geophysicist and former head of substantial business units of a major integrated oil company, contributes an in-depth understanding of oil and gas exploration activities and associated issues encountered by our company. Retired Lt. Gen. Christmas brings to the Board the unique leadership and management skills acquired through his long service in the U.S. Marine Corps, as well as his many years of experience in U.S. national security enabling him to assist the Board in assessing geopolitical risk. Messrs. Christmas, Kinnear, Lawrence, Murley, Pattarozzi and Welch and Mss. Priestly and Taylor also offer the judgment and perspective of former chief executive officers, presidents and leaders of major enterprises. Each director also contributes intangible qualities such as critical thinking, industry knowledge, and historical knowledge of our business.

Each of the nominees, other than Mr. Welch, is an independent director.

THE BOARD RECOMMENDS STOCKHOLDERS VOTE “FOR”

EACH OF THE DIRECTOR NOMINEES IDENTIFIED ABOVE.

Proposal 2:	Ratification of the Appointment of the Independent Registered Public Accounting Firm

Pursuant to the recommendation of the Audit Committee, the Board appointed Ernst & Young LLP, independent registered public accounting firm, to audit our consolidated financial statements for the year ending December 31, 2014. The Board recommends that stockholders vote for the ratification of this appointment. Notwithstanding the selection, the Board, in its discretion, may direct the appointment of a new independent registered public accounting firm at any time during the year if the Board believes that the change would be in the best interests of Stone and its stockholders. If the stockholders vote against ratification, the Board will reconsider its selection.

Ernst & Young LLP has served as our independent registered public accounting firm and audited our consolidated financial statements beginning with the fiscal year ended December 31, 2002.

We are advised that no member of Ernst & Young LLP has any direct or material indirect financial interest in Stone or, during the past three years, has had any connection with us in the capacity of promoter, underwriter, voting trustee, director, officer or employee.

Set forth below are the aggregate fees billed by Ernst & Young LLP, the independent registered public accounting firm, for each of the last two fiscal years:

	2012	2013
Audit Fees(1)	$693,314	$630,250
Audit-Related Fees	–	–
Tax Fees(2)	72,190	108,324
All Other Fees	–	–
Total	$765,504	$738,574

(1)	Audit Fees represent the aggregate fees billed for professional services provided in connection with the audit of our financial statements, attestation work in connection with our Sarbanes-Oxley Section 404 internal control compliance, review of our quarterly financial statements and audit services provided in connection with other statutory or regulatory filings.

(2)	Tax Fees represent the aggregate fees billed for professional services provided in connection with tax return preparation and tax consulting.

The Audit Committee has the sole authority to appoint or replace the independent registered public accounting firm (subject, if applicable, to stockholder ratification), and approves all audit engagement fees and terms and all significant non-audit engagements with the independent registered public accounting firm. The Audit Committee has established policies and procedures regarding pre-approval of all services provided by the independent registered public accounting firm. At the beginning of the fiscal year, the Audit Committee pre-approves the engagement of the independent registered public accounting firm to provide audit services based on fee estimates. The Audit Committee also pre-approves proposed audit-related services, tax services and other permissible services, based on specified project and service details, fee estimates, and aggregate fee limits for each service category. The Audit Committee pre-approved all services provided by the independent registered public accounting firm in fiscal 2013. The Audit Committee receives a report at each meeting on the status of services provided or to be provided by the independent registered public accounting firm and the related fees.

A representative of Ernst & Young LLP is expected to be present at the Annual Meeting and will be offered the opportunity to make a statement if such representative desires to do so and will be available to respond to appropriate questions from stockholders.

THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” PROPOSAL 2 TO RATIFY THE APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM, ERNST & YOUNG LLP, FOR FISCAL 2014.

Proposal 3:    Advisory Vote to Approve Named Executive Officer Compensation

We are providing our stockholders with an advisory (nonbinding) vote on the compensation paid to our Named Executive Officers (sometimes referred to as the “say-on-pay” proposal) as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, accompanying compensation tables and narrative discussion set forth in this proxy statement. Accordingly, you may vote on the following resolution at our Annual Meeting:

“RESOLVED, that the compensation paid to Stone Energy Corporation’s Named Executive Officers as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, accompanying compensation tables and narrative discussion, is hereby approved.”

This vote is nonbinding. The Board and the Compensation Committee, which is comprised of independent directors, expect to take into account the outcome of the vote when considering future executive compensation decisions to the extent they can determine the cause or causes of any significant negative voting results.

As described above in detail under the “Compensation Discussion and Analysis” section of this proxy statement, our compensation programs are designed to attract and retain talented executives and also to motivate our executives to achieve our designated goals and thereby create a successful company enhancing stockholder value. We ask that you please read this discussion and analysis of our compensation programs for more information on how the results of our most recent say-on-pay vote affected our compensation policies and decisions. This advisory, nonbinding say-on-pay vote does not cover director compensation, which is also disclosed in the accompanying compensation tables.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION.

Communications, Stockholder Proposals and Other Company Information

Communications with Directors

Our Board welcomes communications from our stockholders and other interested parties.

If any stockholder or third party has a complaint or concern regarding accounting, internal accounting controls or auditing matters at Stone, they should send their complaint in writing to Ms. Priestly, the Chairman of the Audit Committee, at our principal executive offices, which are located at the address listed below. Stockholders and any other interested parties may send communications to our Board, to any committee of our Board, to the Lead Director (who presides over the executive sessions of our independent and non-management directors), or to any director in particular, to:

Board of Directors, Committee Name or Director’s name, as appropriate

Stone Energy Corporation

625 E. Kaliste Saloom Road

Lafayette, Louisiana 70508

We will forward all correspondence directly to the committee or individual director, as appropriate. Our independent directors approved our process for collecting and organizing stockholder communications to the Board.

Stockholder Proposals and Director Nominations

Any stockholder who wishes to submit a proposal for inclusion in the proxy material and for presentation at our 2015 annual meeting of stockholders may do so by following the procedures set forth in Rule 14a-8 under the Exchange Act. In accordance with Rule 14a-8, stockholder proposals should be received by our Secretary at the address below not later than December 11, 2014.

In addition to the requirements of Rule 14a-8, and as more specifically provided in our Bylaws, in order for nominations of persons for election to the Board or a proposal of any other business to be properly brought before the 2015 annual meeting of stockholders, whether or not submitted for inclusion in our proxy statement under Rule 14a-8, it must be submitted in accordance with our Bylaws and must be received at our principal executive offices no earlier than January 22, 2015 and not later than February 21, 2015. Any such proposal must be an appropriate subject for stockholder action under applicable law and must comply with the notice requirements set forth in Article III, Section 13 of our Bylaws and should be sent in writing to:

Stone Energy Corporation, Attention: Secretary

625 E. Kaliste Saloom Road

Lafayette, Louisiana 70508

(337) 521-9905 fax

Detailed information for submitting recommendations for director nominees is available upon written request to our Secretary at the address listed above.

Householding of Proxy Materials

The SEC’s proxy rules permit companies and intermediaries, such as brokers, banks and other nominees, to satisfy delivery requirements for proxy materials with respect to two or more stockholders sharing the same address by delivering a single set of proxy materials to those stockholders. This method of delivery, often referred to as “householding,” helps to reduce the amount of duplicative information that stockholders receive and lowers printing and mailing costs for companies.

We are householding proxy materials for stockholders of record in connection with the Annual Meeting unless otherwise notified. We have been notified that certain intermediaries may household proxy materials as well. If you hold your shares of common stock through a broker, bank or other nominee that has determined to household proxy materials, only one set of proxy materials will be delivered to multiple stockholders sharing an address unless you notify your broker, bank or other nominee to the contrary.

We will promptly deliver you a separate copy of the proxy materials for the Annual Meeting if you so request by calling us at (337) 237-0410 or by writing to our Secretary at Stone Energy Corporation, 625 E. Kaliste Saloom Road, Lafayette, Louisiana 70508 or you may contact your broker, bank or other nominee to make a similar request.

Please contact us or your broker, bank or other nominee directly if you have questions or wish to receive separate copies of our proxy materials in the future. You should also contact us or your broker, bank or other nominee if you wish to request delivery of a single copy if you are currently receiving multiple copies. These options are available to you at any time.

2013 Annual Report

Our 2013 Annual Report to Stockholders, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 as filed with the SEC, is being furnished to our stockholders primarily via the Internet and mailed to all stockholders who have requested to receive paper copies of the proxy materials. The 2013 Annual Report to Stockholders does not constitute a part of the proxy soliciting material.

A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, including the financial statements and the financial statement schedules, if any, but not including exhibits, is also available at http://www.edocumentview.com/SGY and a copy will be furnished at no charge to each person to whom a Notice of Internet Availability of Proxy Materials is delivered upon the written request of such person addressed to the following:

Stone Energy Corporation, Attention: Chief Financial Officer

625 E. Kaliste Saloom Road

Lafayette, Louisiana 70508

Exhibits to the Form 10-K are available upon payment of a reasonable fee, which is limited to our expense in furnishing the requested exhibit(s).

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on May 21, 2014.

Vote by Internet • Go to www.envisionreports.com/SGY • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website
Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

A	Proposals — The Board recommends a vote FOR all nominees and FOR Proposals 2 and 3.

1. Election of Directors:	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain	+
01 - George R. Christmas	☐	☐	☐	02 - B.J. Duplantis	☐	☐	☐	03 - Peter D. Kinnear	☐	☐	☐
04 - David T. Lawrence	☐	☐	☐	05 - Robert S. Murley	☐	☐	☐	06 - Richard A. Pattarozzi	☐	☐	☐
07 - Donald E. Powell	☐	☐	☐	08 - Kay G. Priestly	☐	☐	☐	09 - Phyllis M. Taylor	☐	☐	☐
10 - David H. Welch	☐	☐	☐

	For	Against	Abstain		For	Against	Abstain
2. Proposal to ratify the appointment of Ernst & Young LLP as independent registered public accounting firm for fiscal 2014	☐	☐	☐	3. Say on Pay - An advisory vote to approve named executive officer compensation.	☐	☐	☐

Note: In their discretion, the proxies are authorized to vote upon other business as may properly come before the meeting or any adjournments or postponements thereof.

B	Non-Voting Items

Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance

Mark the box to the right if you plan to attend the Annual Meeting.	☐

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign
Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

2014 Annual Meeting of

Stone Energy Corporation Stockholders

Thursday, May 22, 2014 at 10:00 a.m., Local Time

Stone Energy Corporation

1100 Poydras Street, Suite 1050

New Orleans, LA 70163

Directions to the Stone Energy Corporation 2014 Annual Meeting

Traveling I-10 Eastbound: Head southeast on US90 Bus W. Take Loyola Ave exit, merging onto Earhart Blvd. After light at Simon Bolivar Ave., turn left onto Loyola Ave. Travel 0.4 miles, Energy Centre, 1100 Poydras is on right.

Traveling I-10 Westbound: Exit 235B. Merge onto S. Derbigny St. Turn right onto Canal St. Turn right onto Elk Pl., this becomes Loyola Ave. Travel 0.4 miles, Energy Centre, 1100 Poydras is on right.
Traveling US-90 Business East: Head west on US90 Bus E. Take O’ Keefe Ave exit. Turn left onto Julia St. Turn right onto Loyola Ave. Energy Centre, 1100 Poydras is on right.
Parking: Public parking is offered in parking garage adjacent to Energy Centre on Loyola Ave.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy – Stone Energy Corporation

Notice of 2014 Annual Meeting of Stockholders

1100 Poydras Street, Suite 1050, New Orleans, LA 70163

Proxy Solicited by Board of Directors for Annual Meeting - May 22, 2014

David H. Welch, Richard A. Pattarozzi and B.J. Duplantis, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Stone Energy Corporation to be held on May 22, 2014 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted as directed by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR all nominees and FOR Proposals 2 and 3.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any postponement or adjournment thereof.

(Items to be voted appear on reverse side.)